Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

LIFE FITNESS, LLC

AND

INDIAN INDUSTRIES, INC.
D/B/A ESCALADE SPORTS

DECEMBER 30, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

Exhibits
Schedule A	–	Business Employee List
Exhibit A	–	Form of Bill of Sale
Exhibit B	–	Form of Assignment and Assumption Agreement
Exhibit C	–	Form of IP Assignment Agreement
Exhibit D	–	Preliminary Working Capital Statement and Illustrative NWC Calculation
Exhibit E	–	Transition Services Agreement
Exhibit F	–	Real Estate Purchase and Sale Agreement
Exhibit G	–	Escrow Agreement
Exhibit H	–	Signing Press Release

-iv-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 30, 2021, is made and entered into by and between Life Fitness, LLC, a Delaware limited liability company (“Seller”), and Indian Industries, Inc. d/b/a Escalade Sports, an Indiana corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of developing, designing, manufacturing, marketing, distributing and selling billiard tables, table tennis games, shuffleboard tables, foosball tables, air hockey tables, and putting greens, including related furniture and accessories (the “Business”);

WHEREAS, Seller desires to sell, or cause to be sold, to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Assets (as hereinafter defined), and Buyer desires to assume from Seller, all of the Assumed Liabilities (as hereinafter defined), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, each of Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, Seller and Buyer, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.    Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Adjusted Purchase Price” means the Purchase Price as finally determined pursuant to Section 2.9.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Escrow Agreement, the Transition Services Agreement, the Real Estate Purchase and Sale Agreement, together with duly executed agreements, assignments, certificates and other instruments required in order to effectuate the transactions contemplated by this Agreement.

“Available Cash” means all cash and cash equivalents of Seller, including, without limitation, all marketable securities, short-term investments and checks received by any such Person but not yet deposited at the Effective Time.

“Base Cash Consideration” means Thirty-Two Million Dollars and 00/100 ($32,000,000.00).

“Books and Records” means books and records that are Related to the Business, including such books of account, ledgers and general, financial and accounting records, Assigned Contracts, customer lists, customer purchasing histories, price lists, quality control records and procedures, research and development files, sales material and records, material and research as are Related to the Business; provided that, “Books and Records” shall not include, for the avoidance of doubt, any income Tax Returns or filings of Seller.

“Bristol Facility” means the real property located in Bristol, County of Kenosha, State of Wisconsin located at 8663 196th Avenue, more particularly described in the Real Estate Purchase and Sale Agreement, containing approximately 7.34 acres, together with all improvements thereon (including an approximately 121,050 square foot building) and appurtenances thereto.

“Business Consultant” means each individual retained by Seller or any Affiliate of Seller as an independent contractor or consultant to the Business as of the date of this Agreement.

“Business Data” means the data and personal information accessed, processed, collected, stored or disseminated by Seller that is Related to the Business, including such underlying Personally Identifiable Information.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are required or permitted to be closed.

“Business Employee” means each individual employed by Seller or any Affiliate of Seller as of the date of this Agreement and listed on Schedule A attached hereto.

“Buyer Indemnitees” means Buyer, its Affiliates and their respective successors and assigns.

“Buyer Specified Representations” means the representations and warranties of Buyer set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.6 (Brokers) of this Agreement.

“Closing Net Working Capital” means the Net Working Capital as of the Closing as finally determined for purposes of determining the Final Purchase Price pursuant to Section 2.9.

“Closing Purchase Price” means the Purchase Price, calculated in accordance with Section 2.8(a), using Seller’s good faith estimates of (a) the Closing Net Working Capital (such estimate, the “Estimated Closing Net Working Capital”), (b) the Indebtedness of the Business as of Closing and (c) Transaction Expense as of Closing, each as set forth in the Estimated Closing Statement (as such estimate may be adjusted by mutual agreement of the parties hereto).

“COBRA” means, collectively, Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement dated as of November 21, 2019, by and between Seller and Buyer, as amended.

“Consent” means any approval, consent, ratification, permission, waiver, Order, Permit or authorization.

“Contract” means any contract, lease, license, deed, mortgage, indenture, sales order, accepted purchase order, note or other legally binding agreement.

“Current Assets” means the current assets of the Business as of the date of determination (other than cash), consisting of the line items set forth in the Preliminary Working Capital Statement, determined in accordance with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Preliminary Working Capital Statement.

“Current Liabilities” means the current liabilities of the Business as of the date of determination, consisting of the line items set forth in the Preliminary Working Capital Statement, including accounts payable and accrued liabilities, determined in accordance with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Preliminary Working Capital Statement.

“Damages” of a Person means the losses, damages, injuries, liabilities, awards, costs and expenses (including reasonable attorneys’ fees) actually suffered or incurred by such Person but, in each case, excluding any (a) punitive, special, consequential, exemplary or incidental damages except to the extent any such damages are actually awarded as a result of a Third-Party Claim or (b) diminution of value, lost opportunity or lost profits.

“Domain Name Registrar” means any entity that manages, registers or performs similar or related functions related to the use, reservation or ownership of domain names.

“Effective Time” means 12:01 a.m. Central time on the Closing Date.

“Employee Plan” means each: (a) “employee welfare benefit plan” as defined in Section 3(1) of ERISA; (b) “employee pension benefit plan” as defined in Section 3(2) of ERISA; (c) “employee benefit plan,” as defined in Section 3(3) of ERISA; and (d) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, phantom equity or other equity-based compensation, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement, in each case maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Business Employee.

“Environment” means the indoor and outdoor natural environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.

“Environmental Law” means any Law or other legal requirement pertaining to pollution, protection of health, safety or the Environment, or exposure of Persons to Hazardous Materials as enacted prior to the Closing Date.

“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Material.

“Environmental Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Escrow Account” means the account into which the Escrow Amount is to be deposited with the Escrow Agent at the Closing pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Amount” means Two Million Dollars and 00/100 ($2,000,000.00).

“Excluded Business” means any business of Seller or its Affiliates that is not Related to the Business or does not use the Transferred Assets for its operation.

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, as consistently applied by Seller.

“Governmental Entity” means any federal, provincial, state, municipal, local or foreign court or tribunal, administrative or regulatory body, agency or commission, or any other governmental authority or instrumentality.

“Hazardous Material” means any substance, material, chemical, odor, heat, sound, vibration, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law.

“Hired Employee” means any Business Employee that becomes an employee of Buyer or an Affiliate of Buyer as of the Closing Date.

“Indebtedness” of a Person means, without duplication (with respect to the Business, solely and exclusively with respect to the Business itself and not to the Seller as a whole): (a)  obligations for the repayment of money borrowed (together with all interest, charges and fees), evidenced by notes, bonds, debentures, credit facility or similar debt instruments, under conditional sale or other title retention agreements relating to tangible or intangible property purchased by such Person, under any letter of credit or similar facilities, under any capital lease obligations of such Person, or under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (b) any guarantees of such Person of any Indebtedness or obligations referred to in clauses (a) of any other Person; provided, however, that notwithstanding the foregoing, “Indebtedness” shall be deemed not to include any Assumed Liabilities under Section 2.3(a) or Current Liabilities accounted for under Section 2.9 or any indebtedness or Liabilities that Buyer causes the Business to incur at the Closing.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof; (b) works of authorship and copyrights, and registrations and applications for registration thereof; (c) trademarks, service marks, trade dress, logos, trade names and other source identifiers, and registrations and applications for registration thereof; (d) trade secrets, business, technical and know-how information, including formulations, inventions, whether patentable or unpatentable, and confidential information; (e) computer software and firmware, including source code, object code, files, documentation and other materials related thereto excluding all commercially available off-the-shelf software and programs; (f) proprietary databases and data compilations; (g) domain names and registrations and applications for registration thereof; and (h) copies and tangible embodiments of all of the foregoing, in whatever form or medium.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge after reasonable investigation by John Kazik, Brent Nichols and Roger Blank.

“Law” means an applicable law, statute, code, ordinance, rule, regulation, Order or charge of any Governmental Entity.

“Liabilities” means all obligations, Damages and liabilities.

“Licensed Intellectual Property” means the Intellectual Property licensed by the Seller that is Related to the Business.

“Lien” means a lien, pledge, mortgage, deed of trust, encumbrance, charge, claim or security interest, hypothecation, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or similar restriction.

“Material Adverse Effect” means any change, effect, event, occurrence, development, matter, state of facts, series of events, or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have or result in a material adverse effect on the assets, properties, liabilities, business, condition (financial or otherwise), operations, results of operations or cash flows of the Business, taken as a whole, or the ability of the Seller or Buyer to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, governmental, health or political conditions, or capital, credit, securities or financial markets generally including (A) changes in interest or exchange rates and (B) any suspension of trading in securities (provided that such adverse effect does not affect the Business in a disproportionate manner as compared to other businesses being operated in the same industry in which the Business is being operated); (ii) conditions generally affecting the economy or the industry in which the Business operates (including the effects of COVID-19 or other epidemics or pandemics); (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action or inaction required or permitted by this Agreement and any adverse effect proximately caused thereby; (v) any changes in applicable Laws, Orders or accounting rules, including GAAP; (vi) any failure by the Business to meet internal or published projections, forecasts or revenue or earnings predictions; provided, that the underlying cause of any such failure may be taken into consideration in making such determination; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, and any related losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business.

“Net Working Capital” means an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Current Assets minus (b) the Current Liabilities and which will be prepared consistent with calculation set forth in the Preliminary Working Capital Statement.

“Order” means any order, writ, injunction, declaration, stipulation, judgment, ruling, assessment, arbitration award, plan or decree.

“Ordinary Course of Business” means the ordinary course of business of Seller with respect to the Business, consistent with past custom and practice, taken as a whole.

“Owned Intellectual Property” means the Intellectual Property in which Seller has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) that is Related to the Business.

“Permits” means all authorizations, licenses, variances, exemptions, orders, permits and approvals granted by or obtained from any Governmental Entity.

“Permitted Exceptions” shall have the meaning assigned to such terms in the Real Estate Purchase and Sale Agreement attached as Exhibit F.

“Permitted Liens” means: (a) Liens of carriers, warehousemen, mechanics, materialmen, and similar Liens arising or incurred in the Ordinary Course of Business and related to amounts that are not yet due and payable; (b) Liens for Taxes or other governmental charges not yet due and payable; (c) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; (d)  the rights and interests of any landlords under any Real Property Lease; and with respect to the Leased Real Property, mortgages or deeds of trust incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property; (e) with respect to the Owned Real Properties, the Permitted Exceptions; and (f) any restriction on transfer arising under applicable securities Laws.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Entity.

“Personal Property Lease” means any Contract for Tangible Personal Property leased, subleased, licensed or otherwise conveyed to or by Seller.

“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person.

“Preliminary Working Capital Statement” means the calculation of Net Working Capital attached hereto as Exhibit D, including the illustrative calculation of Net Working Capital as of October 31, 2021 included therein (the “Illustrative NWC Calculation”).

“Proceeding” means any action, charge, claim, complaint, demand, grievance, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity.

“Purchase Price Decrease” means the amount, if any, by which the Closing Purchase Price exceeds the Adjusted Purchase Price.

“Purchase Price Increase” means the amount, if any, by which the Adjusted Purchase Price exceeds the Closing Purchase Price.

“Real Property” means, collectively, the Owned Real Properties and the Leased Real Property.

“Registered Intellectual Property” means all Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Entity or Domain Name Registrar.

“Related to the Business” or “Relating to the Business” means the assets and rights of the Seller as of Closing reasonably necessary to permit Buyer to continue the day-to-day operations of the Business from and after the Closing in substantially the same fashion as the Business was conducted by the Seller in the Ordinary Course of Business during the period from January 1, 2021 though the Closing; provided the foregoing shall not include the services under the Transition Services Agreement or the Excluded Assets.

“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing in connection with the transactions contemplated by this Agreement).

“Seller Indemnitees” means Seller and its Affiliates and its and their respective equity holders, Representatives, successors and assigns.

“Seller Environmental Representations” means the representations and warranties of Seller set forth in Section 3.17 (Environmental Matters) of this Agreement.

“Seller Specified Representations” means the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(b)(i), (ii) and (iv) (Consents and Approvals; No Violations), and Section 3.6(b) (Assets) of this Agreement.

“Tangible Personal Property” means the tangible machinery, fixtures, equipment, tools, spare parts, furniture, office equipment, hardware, supplies, materials, vehicles and other items of tangible personal property that are Related to the Business.

“Target Net Working Capital” means $5,808,000.

“Tax Return” means any report, return, information return, form, declaration or other document or information filed or required to be filed with any Taxing Authority in connection with Taxes (including any attachment thereto or amendment thereof).

“Taxes” means: (a) any and all taxes, charges, fees, assessments, levies, unclaimed property and escheat obligations or other assessments, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, goods and services, net receipts, harmonized sales, value added, transfer, documentary, franchise, profits, license, withholding, payroll, employment, health, social security, excise, estimated, severance, stamp, occupation, property or other taxes, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner; and (b) any interest, fine, assessment, penalty (including penalties for failure to file in accordance with applicable information reporting requirements), or addition to the amounts set forth in clause (a) assessed or levied by any authority, whether federal, provincial, state, local, domestic or foreign (whether disputed or not).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“TLA” means the Trademark License Agreement dated June 27, 2019, by and between Brunswick Corporation and Lumos International Holdings, B.V. (“Lumos”).

“Transaction Expenses” means the fees, costs, expenses and other similar obligations of Seller that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by Seller; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by Seller; (c) any investment banking, brokerage or finder’s fees and related expenses of Seller; (d) the other out-of-pocket expenses, if any, of Seller and (e) fifty percent (50%) of the costs of the Escrow Account.

“Undeveloped Property” means the undeveloped real property located on the Bristol Facility, together with all appurtenances and improvements thereto.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff Law.

Section 1.2.    Certain Other Definitions. The following terms are defined in the respective Sections of this Agreement indicated:

Accounting Firm	Section 2.9(c)(ii)
Accounts Receivable	Section 2.1(b)
Affiliate Agreements	Section 3.20
Agreement	Preamble
Assignment and Assumption Agreement	Section 2.7(a)(ii)
Assigned Contracts	Section 2.1(a)
Assumed Liabilities	Section 2.3
Bill of Sale	Section 2.7(a)(i)
Business	Recitals
Buyer	Preamble
Buyer Confidential Information	Section 5.7(a)
Buyer Employee Benefit Plan	Section 5.8(b)
Closing	Section 2.6
Closing Date	Section 2.6
Competing Business	Section 5.5(a)
Deductible	Section 9.4(a)(i)
Direct Claim	Section 9.6(c)
Disclosure Schedule	Article 3
Election to Defend	Section 9.6(a)
Escrow Agreement	Section 2.7(a)(xi)
Estimated Closing Statement	Section 2.9(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4

Final Determination	Section 9.8(a)
Final Purchase Price	Section 2.9(c)(ii)
Financial Statements	Section 3.4(a)
General Survival Date	Section 9.1(a)
Illustrative NWC Calculation	Section 1.1
Indemnified Party	Section 9.6(a)
Indemnitor	Section 9.6(a)
Insurance Policies	Section 3.21(a)
International Trade Laws and Regulations	Section 3.22
IP Assignment Agreement	Section 2.7(a)(iii)
Leased Real Property	Section 3.16(b)
Material Contract	Section 3.15(a)
Material Customer	Section 3.23(a)
Material Provider	Section 3.23(b)
Objection Notice	Section 2.9(c)(i)
Owned Real Properties	Section 3.16(a)
Purchase Price	Section 2.8(a)
Purchased Inventory	Section 2.1(g)
Real Property Lease	Section 3.16(b)
Response Period	Section 2.9(c)(i)
Seller	Preamble
Seller Confidential Information	Section 5.7(a)
Standard Form IP Agreement	Section 3.13(b)
Third-Party Claim	Section 9.6(a)
Third-Party Claim Notice	Section 9.6(a)
Title Materials	Section 3.16(a)
Trade Authorizations	Section 3.22(a)
Transfer Taxes	Section 10.1
Transferred Assets	Section 2.1
Transition Services Agreement	Section 2.7(a)(iv)
Welfare Benefits	Section 5.8(d)
Closing Statement	Section 2.9(b)

ARTICLE 2

TRANSFER OF ASSETS

Section 2.1.    Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements herein set forth, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in, to and under all of the properties, rights and assets, which, collectively, constitute all properties, assets and rights Related to the Business (collectively, the “Transferred Assets”), including the following:

(a)    the Contracts of Seller that are listed on Schedule 2.1(a)of the Disclosure Schedule and, in addition, all purchase orders of the Business entered in the Ordinary Course of Business and outstanding as of the time of Closing (the “Assigned Contracts”);

(b)    all Tangible Personal Property that is Related to the Business as of the Closing Date, including the items which are listed on Schedule 2.1(b) of the Disclosure Schedule;

(c)    all of the Intangible Property that is Related to the Business, whether owned or licensed to the Seller, including: (i) all Owned Intellectual Property listed on Schedule 2.1(c) of the Disclosure Schedule, (ii) all of Seller’s rights under all Contracts relating to the Licensed Intellectual Property listed on Schedule 2.1(c)(i) of the Disclosure Schedule, (iii) the Intellectual Property subject to Section 5.5(c) and (iv) all goodwill of or pertaining to the Business and/or the Transferred Assets;

(d)    to the extent their transfer is permitted by Law, all Permits, including Environmental Permits, that are Related to the Business, including those which are listed on Schedule 2.1(d) of the Disclosure Schedule;

(e)    all Real Property;

(f)    to the extent included in the calculation of Final Purchase Price, all accounts receivable, notes receivable and other receivables that are Related to the Business (the “Accounts Receivable”);

(g)    to the extent included in the calculation of Final Purchase Price, all raw materials, supplies, work in process and finished goods that are Related to the Business (the “Purchased Inventory”);

(h)    all Seller telephone numbers, websites, UPCs, SKUs, URLs and e-mail addresses (other than Seller domain email addresses) whether owned or licensed to the Seller that is Related to the Business, including those that are listed on Schedule 2.1(h) of the Disclosure Schedule;

(i)    to the extent included in the calculation of Final Purchase Price, the deposits, prepaid expenses, advance payments and charges paid by Seller or any of its Affiliates prior to the Closing Date to the extent Related to the Business and as set forth on Schedule 2.1(i); and

(j)    the Books and Records Related to the Business that are in the possession, custody or control of Seller or any Affiliate of Seller.

Section 2.2.    Excluded Assets. Notwithstanding anything herein to the contrary, Seller will retain and will not transfer, convey, assign or deliver to Buyer, and Buyer will not acquire any right, title or interest in the Excluded Business, including any of the following (collectively, the “Excluded Assets”):

(a)    all Available Cash and all bank accounts of Seller or any of its subsidiaries or Affiliates;

(b)    all Contracts that are not Assigned Contracts;

(c)    all Employee Plans and assets attributable thereto;

(d)    Seller’s organizational and governing documents, minute books, transfer books, and other documents relating solely to the organization, maintenance and existence of Seller as a limited liability company, and other documents related solely to any Excluded Assets or Excluded Liabilities;

(e)    except with respect to amounts included as a Current Asset in the determination Final Purchase Price, all of Seller’s (or any Affiliate’s) rights to any Tax refunds or Tax credits (including net operating loss carryforwards or other Tax assets (whether current or deferred)), including interest on any of the foregoing;

(f)    subject to Buyer’s rights under this Agreement to be named and treated as an additional insured under the Insurance Policies, any insurance policies relating to the operation of the Business by Seller (including the Insurance Policies);

(g)    any rights (including indemnification and warranties) and claims and recoveries under any Proceeding of Seller against third parties pending as of the Closing Date or otherwise to the extent relating to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;

(h)    copies of any Books and Records that Seller is required by Law to retain in its possession (with copies of any such records being provided to Buyer at Closing);

(i)    the Tax Returns of Seller (and its Affiliates), and any supporting workpapers;

(j)    the consideration to be received by Seller, and Seller’s other rights, under this Agreement and the Ancillary Agreements;

(k)    other assets which are not Related to the Business; and

(l)    those assets listed in Schedule 2.2(l)of the Disclosure Schedule used by the Business.

Section 2.3.    Assumption of Liabilities. From and after the Closing Date, Buyer hereby assumes and agrees to fully pay, discharge, satisfy and perform the following Liabilities (collectively, the “Assumed Liabilities”):

(a)    to the extent included in the calculation of Final Purchase Price, all Current Liabilities, including all accounts payable, accrued liabilities and any other Current Liabilities set forth in Closing Net Working Capital;

(b)    all Liabilities arising after the Closing under the Assigned Contracts, other than Liabilities resulting from or relating to a breach by Seller with respect to such Assigned Contracts;

(c)    Liabilities for warranty claims associated with products sold by the Business before the Closing Date to the extent of the dollar amount of the accrued product warranty reserve included in the Closing Net Working Capital (but excluding, for the avoidance of doubt, any product liability claims);

(d)    all Liabilities Relating to the Business or the Transferred Assets, but only to the extent arising out of the Ordinary Course of Business and are the result of events occurring after the Closing; and

(e)    all Liabilities relating to (i) the portion of any Transfer Taxes for which Buyer is liable under Section 10.1 hereof, and (ii) Taxes with respect to the Business or the Transferred Assets attributable to a taxable period (or portion thereof) beginning after the Closing Date.

Notwithstanding the foregoing, or anything in this Agreement to the contrary, that the term “Assumed Liabilities” shall not waive Damages resulting from a breach of a (i) representation or warranty set forth in Article 3 or (ii) post-Closing covenant herein of Seller.

Section 2.4.    Excluded Liabilities. Notwithstanding the provisions of Section 2.3, Buyer does not agree to assume, perform or discharge, indemnify Seller against, or otherwise have any responsibility for, any Liabilities of Seller other than the Assumed Liabilities, whether arising prior to, on or after the Closing (which Liabilities shall be collectively referred to herein as the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

(a)    any Liability relating to or arising out of any Excluded Asset;

(b)    unless constituting an Assumed Liability, any Liabilities related to, based upon, or in connection with any current or former officers, directors, employees, consultants or independent contractors of Seller or any Affiliate of Seller;

(c)    any Employee Plan and any Liability arising under or resulting from any Employee Plan;

(d)    any Indebtedness of Seller or any Affiliate of Seller;

(e)    except as provided for in Section 2.3 or Section 10.1 hereof, any Liability for: (i) Taxes of Seller, (ii) Taxes of any Affiliate of Seller; and (iii) Taxes with respect to the Business or the Transferred Assets attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (including Taxes attributable to Seller pursuant to Exhibit F);

(f)    Any Liability of Lumos relating to or arising out of the TLA (Seller makes this representation with respect to the TLA on behalf of Lumos); and

(g)    any Transaction Expenses.

Section 2.5.    Assignment of Contracts and Rights.

(a)    Nothing in this Agreement shall be construed as an attempt to assign any Contract or Permit constituting a Transferred Asset that by Law is nonassignable, or that by its terms is nonassignable without the Consent of the other party or parties thereto to if such party or parties assert or has the right to assert that such assignment is a breach of such Contract or Permit, or the absence of such Consent could materially diminish Buyer’s ability to succeed to substantially all rights and benefits that Seller held under such Contract or Permit prior to the Closing Date.

(b)    If such Consent is not obtained for a Contract or Permit Related to the Business prior to the Closing Date, and the Buyer nonetheless elect to proceed with the Closing, Seller, at its sole expense, shall use commercially reasonable efforts for a period of up to one-hundred eighty (180) days after the Closing Date to assist Buyer to obtain any required Consent(s) as promptly as possible. If any such Consent is not obtained or if any attempted assignment would be ineffective, would materially impair Buyer’s rights and benefits under such Contract of Permit, or would subject Buyer to any cost or expense for the rights and benefits associated with such Contract or Permit in excess of that would be imposed on Seller absent an assignment of the Contract or Permit in question, Seller, at its sole expense, shall take commercially reasonable actions: (i) to seek that the claims, rights and benefits with respect to such Transferred Asset are preserved for Buyer or for the benefit of Buyer (including by entering into a subcontracting or subleasing arrangement with Buyer, if permitted); and (ii) to facilitate receipt of, and promptly pay to, Buyer all monies received by Seller under any such Contract, Permit or other Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.5.

Section 2.6.    Closing. Unless this Agreement shall have been terminated pursuant to Article 8 hereof, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Vedder Price P.C., 222 North LaSalle Street, Chicago, Illinois, as soon as reasonably practicable, on the last to occur of January 21, 2022, or two (2) Business Days, following the satisfaction or, to the extent permitted by applicable Law, waiver of all of the conditions to the obligations of the parties set forth in Article 6 and Article 7 hereof. Parties hereto agree that the Closing may take place through an exchange of consideration and documents using wire transfers, overnight courier service, and email transmissions, and that the closing with respect to the Owned Real Properties shall occur through escrow at the title company identified on Exhibit F. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed effective as of the Effective Time.

Section 2.7.    Closing Deliveries. At the Closing:

(a)    Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(i)    Bill of Sale. A bill of sale in the form attached hereto as Exhibit A, duly executed by Seller (the “Bill of Sale”);

(ii)    Assignment and Assumption Agreement. An assignment and assumption agreement in the form attached hereto as Exhibit B, duly executed by Seller (the “Assignment and Assumption Agreement”);

(iii)    IP Assignment Agreement. An intellectual property assignment agreement in the form attached hereto as Exhibit C, duly executed by Seller (the “IP Assignment Agreement”);

(iv)    Transition Services Agreement. A transition services agreement, by and between Buyer and Seller, in the form attached as Exhibit E, duly executed by Seller (the “Transition Services Agreement”);

(v)    Real Estate Purchase and Sale Agreement. A real estate purchase and sale agreement in the form attached as Exhibit F, duly executed by the Seller (the “Real Estate Purchase and Sale Agreement”) and delivery of all documents required under the Real Estate Purchase and Sale Agreement;

(vi)    Lien Releases. Releases, in form and substance reasonably satisfactory to Buyer, with respect to the Liens on the Transferred Assets identified in Schedule 2.7(a)(vi) of the Disclosure Schedule;

(vii)    Consents & Estoppel Certificates. Duly executed Consents and executed estoppel certificates, each in form and substance reasonably satisfactory to Buyer, with respect to the Contracts, Permits, leases and licenses set forth Schedule 2.7(a)(vii) of the Disclosure Schedule;

(viii)    Brunswick Consent.  A consent agreement signed by Brunswick and Indian Industries, in the form agreed upon by the parties, consenting to the assignment of the TLA from Lumos to Indian Industries Assignment and Assumption Agreement;

(ix)    TLA. The Assignment and Assumption Agreement, signed by Lumos and Indian Industries, in the form agreed upon by the parties, assigning the TLA from Lumos to Indian Industries of Lease for Lease Real Estate;

(x)    Assignment of Warehouse Lease. An assignment in the form agreed to by the parties of the Lease Agreement by and between Dean Chudy and Brunswick Billiards, a Division of Brunswick Corporation, dated as of October 1, 2014, as amended by that certain Amendment One to Warehouse Building Lease Agreement, dated as of May 11, 2015;

(xi)    Ancillary Agreements and Other Documents. The parties shall deliver and exchange at or before Closing duly executed copies in a form agreed upon by the parties of the documents identified on Schedule 2.7(a)(xi), and shall deliver and exchange within a commercially reasonable period following Closing duly executed copies in a form agreed upon by the parties of other documents identified on Schedule 2.7(a)(xi);

(xii)    Secretary’s Certificate. Seller shall deliver a certificate of Seller’s company secretary or other authorized Person dated as of the Closing Date in form and substance reasonably satisfactory to the Buyer, as to (A) the resolutions of the Seller’s board of managers (or other authorizing body) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (B) the incumbency and signatures of any officers of the Seller (or other authorized person) executing this Agreement and the other agreements, certificates, deeds or other instruments contemplated hereby; (C) the certificate of formation of the Seller and all amendments thereto all as in effect on the Closing Date; and (D) the Seller’s operating agreement as in effect on the Closing Date;

(xiii)    Good Standing Certificate. A good standing certificate of Seller issued by the Secretary of State of the State of Delaware, dated as of a date not more than five (5) Business Days prior to the Closing Date;

(xiv)    FIRPTA Certificate. An affidavit prepared in accordance with Treasury Regulations Section 1.1445-2 and dated as of the Closing Date that Seller (or, in the event Seller is a disregarded entity for U.S. federal income tax purposes, its sole regarded owner) is not a foreign person (which shall be in addition to any documents provided connection with the transactions described in Real Estate Purchase and Sale Agreement);

(xv)    Escrow Agreement. An Escrow Agreement, in the form attached hereto as Exhibit G (the “Escrow Agreement”), duly executed by Seller and Escrow Agent; and

(xvi)    Bringdown Certificate. A certificate of the Seller to the effect set forth in Section 6.4, dated the Closing Date and signed on behalf of the Seller by a duly authorized person.

(b)    Buyer shall pay, or cause to be paid, the Closing Purchase Price as provided in Section 2.8 and shall deliver, or cause to be delivered, to Seller or any other Person designated by Seller (unless the delivery is waived in writing by Seller), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(i)    Ancillary Agreements. The Ancillary Agreements to which Buyer is a party, duly executed by Buyer;

(ii)    Good Standing Certificate. A good standing certificate with respect to Buyer issued by the Secretary of State of the State of Delaware, dated as of a date no more than five (5) Business Days prior to the Closing Date; and

(iii)    Bringdown Certificate. A certificate of the Buyer to the effect set forth in Section 7.4, dated the Closing Date and signed on behalf of the Buyer by a duly authorized person.

For the avoidance of doubt, the closing under the Real Estate Purchase and Sale Agreement shall occur concurrently with the deliveries required by this Section 2.7 and shall be a condition to Seller’s obligations hereunder, and shall be a condition to Buyer’s obligation to pay the Closing Purchase Price (provided, however, that the portion of the Closing Purchase Price attributable to the Owned Real Estate shall be paid as provided in Real Estate Purchase and Sale Agreement).

Section 2.8.    Purchase Price.

(a)    In addition to the Buyer’s assumption of the Assumed Liabilities, the total purchase price to be paid by Buyer to Seller (the “Purchase Price”) for the Transferred Assets shall be:

(i)    The Base Cash Consideration, plus

(ii)    an amount (which may be negative) equal to the Closing Net Working Capital minus the Target Net Working Capital, minus

(iii)    the amount required at the Closing to payoff the Indebtedness of the Business, minus

(iv)    the amount required at the Closing to payoff the unpaid Transaction Expenses.

(b)    At the Closing:

(i)    Buyer shall pay, or cause to be paid: (A) the Closing Purchase Price less the Escrow Amount to Seller by wire transfer of immediately available funds to an account or accounts designated pursuant to Section 2.9(a)(i) below (provided, however, the portion of the Closing Purchase Price attributable to the Owned Real Estate shall be paid as provided in Real Estate Purchase and Sale Agreement), and (B) the Escrow Amount to the Escrow Account for deposit with the Escrow Agent pursuant to the Escrow Agreement; and

(ii)    Buyer shall assume the Assumed Liabilities.

Section 2.9.    Purchase Price Adjustment.

(a)    Estimated Closing Statement. At least three (3) Business Days prior to the Closing Date, Seller delivered to Buyer a statement (the “Estimated Closing Statement”), setting forth a good faith calculation, together with reasonably detailed supporting documentation, of (i) each component of, and the resulting calculation of, the Closing Purchase Price and (ii) account information for payment of the Closing Purchase Price. The Estimated Closing Statement shall be prepared and calculated by Seller in good faith and consistent with the calculations set forth in the Preliminary Working Capital Statement, including the Illustrative NWC Calculation.

(b)    Closing Statement. Within the sixty (60) day period after the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation, together with reasonably detailed supporting documentation, of: (i) the Adjusted Purchase Price and the components thereof and (ii) the Purchase Price Increase or the Purchase Price Decrease, as the case may be. The Closing Statement and the calculations thereunder shall be prepared and calculated by Buyer in good faith and consistent with the calculations set forth in the Preliminary Working Capital Statement, including the Illustrative NWC Calculation, and the Estimated Closing Statement, including the same line items included in the Preliminary Working Capital Statement, including the Illustrative NWC Calculation, and the Estimated Closing Statement. The parties agree that the purpose of the adjustment contemplated by this Section 2.9 with respect to Purchase Price is to measure the amount of changes in Purchase Price using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Preliminary Working Capital Statement, including the Illustrative NWC Calculation, and the Estimated Closing Statement, and such adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining Purchase Price. Following the Closing, Buyer shall provide Seller and its Representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of Buyer, in each case to the extent utilized in the preparation of the Closing Statement and shall cause the personnel of Buyer utilized in the preparation of the Closing Statement to reasonably cooperate with Seller and its Representative in connection with its review of the Closing Statement.

(c)    Disputes.

(i)    If Seller objects to Buyer’s calculation of the Adjusted Purchase Price or the Purchase Price Increase or the Purchase Price Decrease as set forth in the Closing Statement, then, within thirty (30) days after the delivery to Seller of the Closing Statement (the “Response Period”), Seller shall deliver to Buyer a written notice (an “Objection Notice”) describing in reasonable detail Seller’s objections to Buyer’s calculation of the amounts set forth in such Closing Statement and containing a statement setting forth the calculation of the Adjusted Purchase Price and the Purchase Price Increase or Purchase Price Decrease determined by Seller to be correct. If Seller does not deliver an Objection Notice to Buyer during the Response Period, then Buyer’s calculation of the amounts set forth in the Closing Statement shall be binding and conclusive on the parties hereto.

(ii)    If Seller delivers an Objection Notice, and if Seller and Buyer are unable to agree upon the calculation of the amounts set forth in the Closing Statement within fifteen (15) days after such Objection Notice is delivered to Buyer, the dispute shall be finally settled by an impartial nationally or regionally recognized firm of independent certified public accountants appointed by mutual agreement of Seller and Buyer (the “Accounting Firm”). Within ten (10) days after the Accounting Firm is appointed, Buyer shall forward a copy of the Closing Statement to the Accounting Firm, and Seller shall forward a copy of the Objection Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Statement are correct or whether the Target Net Working Capital is correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller’s or Buyer’s position on a disputed item (or a position in between the positions of Seller or Buyer) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Statement. The Accounting Firm shall deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Seller and Buyer) of the disputed items submitted to the Accounting Firm within thirty (30) calendar days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Purchase Price Increase or Purchase Price Decrease shall be conclusive and binding on the parties hereto, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. The fees and costs of the Accounting Firm, if one is required, shall be payable by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the disputed amount not awarded to the applicable party bears to the amount actually contested by such party, as determined by the Accounting Firm. The parties agree that the procedure set forth in this Section 2.9 for resolving disputes with respect to the Adjusted Purchase Price shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Adjusted Purchase Price, as finally determined pursuant to this Section 2.9, shall be referred to herein as the “Final Purchase Price”.

(d)    Payment of Purchase Price Adjustment.

(i)    If there is a Purchase Price Increase, as finally determined in accordance with this Section 2.9, Buyer shall promptly pay, or cause to be paid, the Purchase Price Increase to Seller.

(ii)    If there is a Purchase Price Decrease, as finally determined in accordance with this Section 2.9, Seller shall promptly pay, or cause to be paid, the Purchase Price Decrease to Buyer.

(e)    Timing of Payments. Any payment required to be made pursuant to Section 2.9(d) shall be made within five (5) Business Days of the determination of the Final Purchase Price pursuant to the provisions of this Section 2.9 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Seller or Buyer, as applicable, at least two (2) Business Days prior to such payment date.

(f)    Tax Treatment. Each of Seller and Buyer shall treat any payments that Buyer and Seller receive pursuant to this Section 2.9 as an adjustment to the Purchase Price for Tax purposes.

Section 2.10.    Purchase Price Allocation. The Purchase Price (including the Assumed Liabilities and all other relevant items for income Tax purposes) shall be allocated among the Transferred Assets acquired by Buyer pursuant to the allocation methodology set forth in Schedule 2.10 of the Disclosure Schedule (the “Allocation Methodology”). The Allocation Methodology is intended to comply with the requirements of Section 1060 of the Code. Within thirty (30) days after the final determination of the Final Purchase Price pursuant to Section 2.9, Seller will prepare and deliver to Buyer an allocation schedule reflecting the allocation of the Purchase Price (and other relevant items) in a matter consistent with the Allocation Methodology. Seller and Buyer shall file Internal Revenue Service Form 8594 with their respective Tax Returns consistent with such allocation. The parties shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2.10. The parties hereto shall not take any action or position inconsistent with the obligations set forth in this Section 2.10, except as may otherwise be required by applicable Law. Buyer and Seller agree that the form of the transactions, the consideration provided for in this Agreement and the allocation of the Purchase Price were arrived at on the basis of arm’s-length negotiation between the Buyer and Seller. Any subsequent adjustments to the Purchase Price shall be allocated in a manner consistent Section 1060 of the Code and the Allocation Methodology.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedules delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedules”). The Disclosure Schedules will be arranged in Sections corresponding to the numbered and lettered sections contained in this Article 3.

Section 3.1.    Organization and Qualification. Seller is an entity duly organized, validly existing and in good standing under the Laws of the state of its formation and has the requisite power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on the Business as it is now being conducted and as currently proposed to be conducted. Seller is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the Business or the character or location of the Transferred Assets makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.2.    Authority. Seller has all necessary power and authority to execute and deliver this Agreement, and has all necessary power and authority to execute and deliver the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, and the execution and delivery by Seller of the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller, and no other or further action or proceeding on the part of Seller (or its equity holders) is necessary to authorize the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Seller, enforceable against it in accordance with their terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity.

Section 3.3.    Consents and Approvals; No Violations.

(a)    Except for the Consents, filings, declarations, registrations and notices set forth in Schedule 3.3(a) of the Disclosure Schedule, no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

(b)    The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Seller’s organizational or governing documents; (ii) conflict with or result in a violation or breach of any Law applicable to Seller, the Business or any of the Transferred Assets; (iii) conflict with, result in a violation or breach of, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Material Contract or Permit to which Seller is a party, by which Seller or the Business is bound, or to which any of the Transferred Assets is subject; or (iv) result in the creation of any Lien (other than a Permitted Lien or any Liens created by created by Buyer) upon any of the Transferred Assets.

Section 3.4.    Financial Information.

(a)    Delivery of Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as of December 31, 2020 and December 31, 2019 and income statements of the Business for the year ended December 31, 2020 and December 31, 2019 (collectively, the “Financial Statements”) are included as Schedule 3.4(a).

(b)    Fair Presentation. The Financial Statements have been based upon the information contained in Seller’s Books and Records, have been prepared on a consistent basis throughout the periods involved and are based upon accounts of the Seller which were prepared in accordance with GAAP. Each of the Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the results of operations of the Business for the periods specified in such statement. The Financial Statements are qualified by the fact that the Business has not operated as a separate “stand alone” entity and such Financial Statements do not present the results of operations that would have occurred if the Business had been operated as a “stand alone” entity. The Seller maintains a standard system of accounting for the Business.

(c)    Except as set forth on Schedule 3.4(c), since December 31, 2020, there has not been any Material Adverse Change with respect to the Seller or the Business. Without limiting the generality of the foregoing, since that date, neither Seller nor the Business has engaged in any practice, taken any action or entered into any transaction outside of the Ordinary Course of Business.

Section 3.5.    Absence of Undisclosed Liabilities. Seller does not have any Liabilities with respect to the Business or the Transferred Assets except for: (a) Liabilities adequately reflected or reserved against in the Financial Statements; (b) Current Liabilities that have been incurred in the Ordinary Course of Business since the date of the Financial Statements and that are included in the calculation of the Estimated Closing Net Working Capital and/or Net Working Capital as reflected in the Final Purchase Price; (c) Liabilities under this Agreement and the Ancillary Agreements; (d)  Liabilities that are not required by GAAP to be reflected on the face of, or described in notes to, a balance sheet of the Business; and (e) Excluded Liabilities.

Section 3.6.    Assets.

(a)    Disregarding the effect of Section 2.5 of this Agreement, except as set forth in Schedule 3.6 of the Disclosure Schedule, the Transferred Assets constitute all of the rights, properties and assets, tangible and intangible, of any nature whatsoever, Related to the Business.

(b)    Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens).

(c)    All of the Transferred Assets are in normal operating condition and repair, subject to normal wear and maintenance, are usable in the Ordinary Course of Business and conform in all material respects to applicable Laws and all Permits issued to Seller by any Governmental Entity relating to their construction, use and operation.

(d)    The inventory included in the Transferred Assets is merchantable, fit for the purpose for which in was procured or manufactured, and none of which is obsolete, damaged or defective, subject to the reserves for inventory included in Closing Net Working Capital).

Section 3.7.    Accounts Receivable; Accounts Payable.

(a)    All Accounts Receivable: (A) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), in each case in the Ordinary Course of Business; and (B) constitute only valid, undisputed claims of Seller and, to the Knowledge of Seller, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. Since the date of the Financial Statements, Seller has collected all Accounts Receivable in the Ordinary Course of Business and have not accelerated any such collections; provided this Section 3.7(a) is subject to the receivables reserves included in the Closing Net Working Capital.

(b)    All accounts payable of Seller with respect to the Business arose in the Ordinary Course of Business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment. Since the date of the Financial Statements, Seller has paid its accounts payable with respect to the Business in the Ordinary Course of Business, except for those accounts payable Seller is contesting in good faith.

Section 3.8.    Absence of Certain Changes or Events. Since December 31, 2020, other than the effects of and measures taken in response to COVID-19: (a)  Seller has conducted the Business in the Ordinary Course of Business (including the collection of receivables, the payment of payables and the making of capital expenditures); and (b) there have not occurred any events, series of events, occurrences or conditions, and there has not been any lack of occurrences, facts, conditions, changes, developments or effects, in each case that, individually or in the aggregate, have had or would reasonably be expected to have or result in a Material Adverse Effect.

Section 3.9.    Litigation.

(a)    Except as set forth in Schedule 3.9(a)of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, threatened against or by Seller: (i) relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to result in the commencement of any such Proceeding.

(b)    Except as set forth in Schedule 3.9(b)of the Disclosure Schedule, there is: (i) no outstanding Order of, or settlement agreement with or subject to, any Governmental Entity; and (ii) no unsatisfied judgment, penalty or award, in each case against, relating to or affecting the Business.

(c)    Neither the Seller nor the Business has any Liability, and there is no basis for the assertion of any claim or the institution of any Proceeding, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Seller or the Business, or their predecessors in interest.

Section 3.10.    Compliance with Laws. Seller is in compliance in all material respects with all Laws applicable to the Business or the Transferred Assets, and no Proceeding has been filed or commenced and is continuing against Seller, and Seller has not received any written notice or, to the Knowledge of Seller, other communication, alleging that Seller is not in compliance with any such Law. Except as set forth in Schedule 3.10 of the Disclosure Schedules, no event has occurred since December 31, 2020, and, to the Knowledge of Seller, no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law applicable to the Business or the Transferred Assets, except where such violation or failure would not have a Material Adverse Effect.

Section 3.11.    Compliance with Permits. (a)  Seller holds all material Permits required for the lawful conduct of the Business as currently conducted or for the ownership or use of the Transferred Assets; (b) such Permits are valid, unimpaired and in full force and effect; (c) Seller is not in material default under or in material violation of any such Permit; and (d) except as set forth in Schedule 3.11(d) of the Disclosure Schedules, no Proceeding that seeks the revocation, cancellation, suspension, limitation, termination or nonrenewal of any such Permit is pending before any Governmental Entity or, to the Knowledge of Seller, threatened.

Section 3.12.    Taxes.

(a)    All income and other material Tax Returns (in each case) required to be filed by Seller in respect of the Business or the Transferred Assets have been duly filed on a timely basis or within valid and appropriate extensions of time, and all such Tax Returns were correct and complete in all material respects. All Taxes shown on such Tax Returns owed by Seller Relating to the Business or the Transferred Assets have been timely paid. There are no Liens with respect to Taxes imposed on the Business or any of the Transferred Assets, other than Permitted Liens.

(b)    Seller has complied in all material respects with all Laws applicable to the Business and the Transferred Assets relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under all such Laws. Seller has not waived or requested to waive any statute of limitations in respect of Taxes associated with the Business or the Transferred Assets which waiver is currently in effect and would be binding on Buyer.

(c)    There is no Proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller in respect of the Business or the Transferred Assets by any Taxing Authority, including for the assessment or collection of Taxes.

(d)    Seller has collected all applicable sales, use, value-added, and similar Taxes in respect of the Business or the Transferred Assets required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Taxing Authority.

(e)    Notwithstanding anything to the contrary in this Agreement, other than the representations and warranties contained in Section 3.19 and those required by Exhibit F, the representations and warranties of this Section 3.12 shall be considered the only representations and warranties with respect to Taxes, Tax Returns and compliance with Tax-related Laws.

Section 3.13.    Intellectual Property.

(a)    Registered Intellectual Property. Schedule 3.13(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered Intellectual Property which is also Owned Intellectual Property; (ii) the jurisdiction in which each such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) for each such item of Registered Intellectual Property that is a domain name, information about the Domain Name Registrar with which such domain name has been registered or filed; (iv) to Seller’s Knowledge and subject to Section 5.5(c), each action, filing, and payment that must be taken or made on or before the date that is ninety (90) days after the date of this Agreement in order to maintain each such item of Registered Intellectual Property in full force and effect; and (v) any other Person that has an ownership interest in any such item of Registered Intellectual Property and the nature of such ownership interest. Subject to Section 5.5(c), Seller has delivered to Buyer complete and accurate copies of all applications, material correspondence with any Governmental Entity and other material documents related to each such item of Registered Intellectual Property.

(b)    Standard Form IP Agreements. Seller has delivered to Buyer a complete and accurate copy of each standard form of: (i) agreement with any Business Employee containing any assignment or license of Owned Intellectual Property or any confidentiality provision; (ii) agreement with any Business Consultant containing any assignment or license of Owned Intellectual Property or any confidentiality provision related to Owned Intellectual Property; and (iii) confidentiality or nondisclosure agreement intended to protect the Owned Intellectual Property (each such form, a “Standard Form IP Agreement”).

(c)    Ownership and Maintenance or Establishment of Ownership. Seller exclusively owns all right, title and interest to and in the Owned Intellectual Property and such ownership is free and clear of any Liens other than Permitted Liens. To Seller’s Knowledge, all documents and instruments necessary to establish, perfect and maintain the rights of Seller in all Owned Intellectual Property have been filed in a timely manner with the appropriate Governmental Entity. Each Business Employee and each current or former employee of Seller or any Affiliate of Seller who is or was involved in the creation or development of any Owned Intellectual Property has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property pertaining to such Owned Intellectual Property to Seller and confidentiality provisions protecting the Owned Intellectual Property. The Owned Intellectual Property is free from (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments. Seller has taken commercially reasonable efforts to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information and trade secrets that are also Owned Intellectual Property.

(d)    Sufficiency of Intellectual Property. The Owned Intellectual Property and the Licensed Intellectual Property include all Intellectual Property necessary to operate the Business as currently conducted.

(e)    Validity and Enforceability. To the Knowledge of Seller, all Owned Intellectual Property that is Registered Intellectual Property is valid, subsisting and enforceable. To the Knowledge of Seller, no trademark or trade name owned, used or applied for by Seller that is also Owned Intellectual Property conflicts or interferes with any trademark or trade name owned or used by any other Person. For all trademarks that are also Owned Intellectual Property, Seller has taken commercially reasonable efforts to maintain the validity and enforceability of such trademarks. No interference, opposition, reissue, reexamination or other Proceeding is pending or, to Seller’s Knowledge, threatened, in which the ownership, scope, validity or enforceability of any Owned Intellectual Property is being, or would reasonably be expected to be contested or challenged.

(f)    Effects of Transaction. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property; (ii) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

(g)    No Third Party Infringement of Owned Intellectual Property. To Seller’s Knowledge, no Person has materially infringed, misappropriated or otherwise violated, and no Person is currently materially infringing, misappropriating or otherwise violating, any Owned Intellectual Property. Schedule 3.13(g) of the Disclosure Schedule accurately identifies (and Seller has delivered to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to Seller or any Representative of Seller regarding any actual, alleged or suspected infringement or misappropriation of any Owned Intellectual Property. Each of the three items of correspondence identified in Schedule 3.13(g) have been fully resolved at no cost to, and with no concession of any kind by, the Seller.

(h)    No Infringement of Third Party IP Rights. The operation of the Business as conducted since January 1, 2021 has not infringed (directly, contributorily, by inducement or otherwise), diluted, misappropriated or otherwise violated or made unlawful use of any Intellectual Property of any Person. The operation of the Business as currently conducted and the use of Owned Intellectual Property in connection therewith do not conflict with, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person. No infringement, misappropriation or similar claim or Proceeding is pending or, to Seller’s Knowledge, threatened against Seller in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets or, to Seller’s Knowledge, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by Seller with respect to such claim or Proceeding. Seller has not received any notice or other communication (in writing) relating to any actual, alleged or suspected infringement, misappropriation or violation by Seller or any current or former employee or agent of Seller, in each case in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets, of any Intellectual Property of any Person, including any letter or other communication suggesting or offering that Seller obtain a license to any Intellectual Property of any Person. Seller is not bound by and to Seller’s Knowledge has not been threatened or alleged to be bound by any Contract in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing intellectual property infringement, misappropriation or similar claim.

(i)    Data Privacy. The operation of the Business as currently conducted and the use or handling of Business Data in connection therewith does not materially violate any applicable Laws. Seller has not received any notice or other communication (in writing) that the operation of the Business is or may be in violation of any data privacy or data security related Laws. Seller has not distributed or displayed any Business Data in breach of any Contract. In connection with the operation of the Business, Seller has not entered into any Contract to provide Personally Identifiable Information to any Person. To the Knowledge of Seller, none of Seller’s Business Data or Seller’s websites or web-based services used or offered in connection with the conduct of the Business have been the target of any successful unauthorized access attempts, denial-of-service assaults, or other attack by hackers.

(j)    TLA. Lumos has not assigned, transferred or encumbered its interest under the TLA or any intellectual property licensed thereby. Seller makes this representation with respect to the TLA on behalf of Lumos.

Section 3.14.    Brokers. Except as set forth in Schedule 3.14of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates or any of their respective officers or directors.

Section 3.15.    Material Contracts; No Defaults.

(a)    Schedule 3.15(a) of the Disclosure Schedule contains an accurate and complete list of each of the following Contracts (x) which are Related to the Business; or (y) by which any of the Transferred Assets are bound or affected, but excluding purchase orders of the Business entered into in the Ordinary Course of Business (each a “Material Contract”):

(i)    any Contract pursuant to which Seller received aggregate payments in excess of $50,000 in any annual period;

(ii)    any Contract pursuant to which Seller made aggregate payments in excess of $50,000 in any annual period;

(iii)    any Contract (A) for the sale of any of the Transferred Assets other than in the Ordinary Course of Business or (B) granting to any Person an option, right of first refusal, right of first offer or similar preferential right to purchase any of the Transferred Assets;

(iv)    any Contract that requires Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contains “take or pay” provisions;

(v)    any Contract limiting, restricting or prohibiting Seller from: (A) conducting any business activities; (B) engaging in any line of business anywhere in the United States or elsewhere in the world; or (C) conducting any business activities with any Person;

(vi)    any (A) joint venture, strategic alliance, partnership, franchise, manufacturer, development, distribution, sales agent or supply agreement or (B) other Contract that involves a sharing of revenues, profits, losses, costs or Liabilities by Seller with any other Person;

(vii)    any Contract providing for capital expenditures or leasehold improvements in excess of $15,000 individually, or in excess of $50,000 in the aggregate;

(viii)    any Contract relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by Seller of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by Seller of a material portion of its properties or assets, or any of its equity interests, in each case of clauses (A) and (B) pursuant to which Seller has any remaining obligations or Liabilities;

(ix)    any Contract providing for (A) Change of Control Payments or (B) the creation, acceleration or vesting of any right or interest for the benefit of any current or former Business Employee or Business Consultant which becomes payable as a result of or in connection with the consummation of the transactions;

(x)    to the extent related to any current or former Business Employee, any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees;

(xi)    any Personal Property Lease;

(xii)    any Real Property Lease;

(xiii)    any Contract (excluding Permits) with any Governmental Entity;

(xiv)    any power of attorney or similar grant of agency executed by Seller; and

(xv)    any Contract which commits Seller to enter into any of the foregoing.

(b)    With respect to each Material Contract: (i) such Material Contract is in full force and effect, constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, and is enforceable against each of them in accordance with its terms; (ii) neither Seller nor, to the Knowledge of Seller, any other party to such Material Contract is in material breach of or default under such Material Contract; and (iii) except as set forth on Schedule 3.15(b)(iii) of the Disclosure Schedule, no event has occurred or circumstance exists which (with or without notice or lapse of time or both) would constitute a material breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract. Seller has delivered to Buyer true, correct and complete copies of all Material Contracts (including all amendments thereto), in each case in effect as of the date of this Agreement. Seller makes the representations in this Section 3.15(b) with respect to the TLA on behalf of Lumos.

Section 3.16.    Real Property.

(a)    Schedule 3.16(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller and exclusively used in or necessary for the conduct of the Business as currently conducted, including the Bristol Facility and Undeveloped Property (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Properties”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Properties, to the extent in Seller’s possession, as well as copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel of Owned Real Properties, and any and all additional information required by Exhibit F (together, the “Title Materials”). Without limiting the generality of the foregoing, with respect to each parcel of Owned Real Properties:

(i)    Seller has good and insurable fee simple title, free and clear of all Liens, except Permitted Liens;

(ii)    Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Properties or any portion thereof; and

(iii)    there are no unrecorded outstanding options, rights of first offer or rights of first refusal or any other such rights to purchase such Owned Real Properties or any portion thereof or interest therein granted by Seller in favor of any third party.

(b)    Schedule 3.16(b) of the Disclosure Schedule contains a complete and accurate list of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied by Seller (whether as tenant, subtenant or pursuant to other occupancy arrangements) and primarily used in the operation of the Business as currently conducted (collectively, the “Leased Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which Seller holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto. With respect to each Leased Real Property:

(i)    Seller holds a valid leasehold or subleasehold interest in (or a valid right to use and occupy), and enjoys peaceful and undisturbed possession of, each Leased Real Property (except in the case where Seller holds an interest in the Leased Real Property as landlord or sublandlord; in which case such Seller’s possession of the Leased Real Property is subject to the terms of the respective Real Property Lease), in each case free and clear of all Liens other than Permitted Liens.

(ii)    All rent (including base rent and additional rent) due and payable under each Real Property Lease has been paid to date. No security deposit, if any, or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; and

(iii)    Seller has not mortgaged, deeded in trust or otherwise encumbered its leasehold interest in any Real Property Lease.

(c)    All of the Real Property is adequately served by proper utilities and other building services necessary for its current use, and all of the buildings and structures located at the Real Property are structurally sound with no material defects and are in ordinary operating condition.

(d)    Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, or (ii) existing, pending or threatened zoning, building code or other moratorium Proceedings, that could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Since acquisition of the Real Property by Seller, neither the whole nor any material portion of the Real Property has been damaged or destroyed by fire or other casualty. No condemnation, eminent domain or taking proceeding is pending or, to the Knowledge of Seller, threatened that affects any Real Property.

Section 3.17.    Environmental Matters.

(a)    There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Business or any of the Transferred Assets under or pursuant to any Environmental Law applicable to the Business or the Transferred Assets.

(b)    To the Knowledge of Seller, Seller: (i) is in compliance in all material respects with all Environmental Laws applicable to the Business; (ii) holds all Environmental Permits as are required for the conduct of the Business as currently conducted; and (iii) is in compliance in all material respects with such Environmental Permits. Schedule 3.17(b) of the Disclosure Schedule contains an accurate and complete list of all Environmental Permits held by Seller or to which Seller is a party or by which it is bound, in each case in connection with the Business or the Transferred Assets, or to which any of the Transferred Assets are subject.

(c)    No event has occurred, and no circumstance exists, at any location or in connection with the Business or the Transferred Assets that (with or without notice or lapse of time) would reasonably be expected to: (i) materially prevent, hinder or limit continued compliance with Environmental Laws in connection with operation of the Business as it is currently conducted; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws to the Knowledge of Seller; (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder; (iv) require a material change to the operation of the Business in order to comply with Environmental Laws; or (v) result in the imposition of any material Liability pursuant to any Environmental Law.

Section 3.18.    Labor Matters.

(a)    Schedule 3.18(a) of the Disclosure Schedule sets forth a list of all Business Employees and Business Consultants as of the date hereof and, with respect to each, sets forth the following information, to the extent applicable: (i) name; (ii) title or position; (iii) the entity or entities by which such individual is employed; (iv) hire date; (v) current annual or hourly base compensation rate; (vi) commission, bonus, incentive compensation, or other similar compensation paid for calendar year 2020; (vii)  accrued but unused vacation or paid time off; (viii) active or inactive status and, if applicable, the reason for inactive status; (ix) full-time or part-time status; (x) exempt or non-exempt status; and (xi) employment location. The Business Employees and Business Consultants comprise all of the personnel that is necessary for the management and operation of the Business as currently conducted.

(b)    Seller is not, and has not been, party to or bound by a collective bargaining agreement or agreement with any labor union or other employee representative of a group of employees Relating to the Business, and no Business Employee is or has been represented by any labor organization with respect to their employment by Seller or any Affiliate of Seller. To the Knowledge of Seller, there are no current labor union organizing activities in progress with respect to any Business Employees. There are and have been no actual or, to the Knowledge of Seller, threatened labor disputes, strikes, lockouts or work stoppages against or affecting the Business Employees.

(c)    There is no: (i) unfair labor practice charge; (ii) grievance; (iii) arbitration; (iv) charge; (v) lawsuit; (vi) investigation; or (vii) complaint against Seller pending or, to the Knowledge of Seller, threatened before a Governmental Entity, in each case with respect to any of the Business Employees. All Business Employees and Business Consultants are authorized to work in the jurisdiction in which they are habitually employed by the Business and, for the purposes of all Business Employees who are habitually employed in the United States, a Form I-9 has been completed properly and retained with respect to each Business Employee.

(d)    Seller is in compliance in all material respects with all, and has at all times been in compliance in all material respects with all, and Seller has not received any written notice or, to the Knowledge of Seller, other communication of any claim filed with or by any Governmental Entity alleging that Seller has violated any Laws or applicable contractual arrangements pertaining to employment and employment practices to the extent they relate to the Business Employees or Business Consultants and, to the Knowledge of Seller, no such claim is threatened.

(e)    In all material respects, to the Knowledge of Seller, Seller has properly classified all Business Employees and Business Consultants as employees, independent contractors or leased employees and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Business Employees and Business Consultants. All compensation, including wages, commissions and bonuses, payable to all Business Employees and Business Consultants for services performed on or prior to the Closing Date have been paid in full, other than as set forth on Schedule 3.18(e) of the Disclosure Schedule, which amounts shall be paid by Seller (x) when and as due or (y) via payroll by Seller in connection with Closing. Seller is not aware of any issues relating to improper payment of wages under the Fair Labor Standards Act, as amended (31 U.S.C. Section 201, et seq.) or under comparable provisions of Applicable Law.

(f)     Except as forth on Schedule 3.18(f) of the Disclosure Schedule, no employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors materially involved in the Business has occurred since December 31, 2019 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.  The Seller has not otherwise experienced any material employment-related liability with respect to COVID-19 that is Related to the Business.  No current or former employee of the Seller materially involved in the Business has filed or, to the Company’s knowledge, has threatened, any Actions against the Seller related to COVID-19.

Section 3.19.    Employee Benefit Plans.

(a)    Set forth on Schedule 3.19 of the Disclosure Schedule is a true and complete list of each Employee Plan. As applicable with respect to each Employee Plan, Seller has delivered to Buyer true and complete copies of each active Employee Plan, including all amendments thereto, or their related summary plan descriptions, and in the case of an unwritten Employee Plan, a written description thereof.

(b)    None of the Employee Plans are: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a plan subject to Part 3, Subtitle B of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) a plan that provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by Law or (B) death or retirement benefits under an Employee Plan qualified under Section 401(a) of the Code.

(c)    No Transferred Asset is subject to any Lien under Section 430(k) of the Code or ERISA, and neither Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any Transferred Asset to liability under Sections 4062, 4063 or 4064 of ERISA.

(d)    All Employee Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA, the Code, the Family and Medical Leave Act and other applicable Laws and comply in operation in all material respects with their respective terms and conditions, except for such instances of noncompliance in form or operation that would not reasonably be expected to result in a Material Adverse Effect. With respect to all Employee Plans, (i) all necessary Tax Returns have been timely filed, (ii) any notice required to be provided to any Person has been timely given; and (iii) all premiums, contributions and other Liabilities, whether or not due, for prior plan years and the current plan year for the period ending on the Closing Date have been timely paid or, if not yet due, accrued on Seller’s Books and Records, except as would not reasonably be expected to result in a Material Adverse Effect.

(e)    Each Employee Plan that is subject to Section 409A of the Code has been maintained, in form and operation, in compliance in all material respects with Section 409A of the Code. Seller has no any obligation to gross up, indemnify or otherwise reimburse any Business Employee for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.

(f)    Neither Seller nor any ERISA Affiliate is a party to any Contract covering any Business Employee or Business Consultant that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code in connection with the consummation of the transactions contemplated by this Agreement. Seller has no obligation to gross up, indemnify or otherwise reimburse any Business Employee for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.

Section 3.20.    Affiliate Transactions. Except as set forth on Schedule 3.20 of the Disclosure Schedule and except for (A) standard offer letters that are on substantially the same terms as the form of offer letter delivered to Buyer and (B) Standard Form IP Agreements (collectively, the “Affiliate Agreements”), neither any Affiliate of Seller, nor any current or former member, stockholder, officer, director, manager or employee of Seller or any Affiliate of Seller, nor any immediate family member of any of the foregoing: (i) is a party to any Contract or ongoing transaction or business relationship with, or has any claim or right against, Seller relating to any of the Business, the Transferred Assets or the Assumed Liabilities; or (ii) has any ownership interest in any of the Transferred Assets.

Section 3.21.    Insurance.

(a)    Schedule 3.21(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance maintained by or on behalf of Seller and relating to the Business, the Transferred Assets or the Assumed Liabilities (collectively, the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer, (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.

(b)    Schedule 3.21(b) of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) a list of all pending claims (including any workers’ compensation claim) under any Insurance Policy; and (ii) the claims history for Seller since January 1, 2018 to the extent involving claims in excess of $25,000. All claims, incidents, wrongful acts or occurrences for which Seller reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy. There is no claim pending under any Insurance Policy as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.22.    Compliance with Import/Export Laws. During the last two (2) years, the Business is and has been in material compliance with all applicable Foreign Export and Import Laws and U.S. Export and Import Laws (together, “International Trade Laws and Regulations”). Without limiting the foregoing:

(a)    To the Knowledge of Seller, the Business has obtained all import and export licenses or other authorizations and invoked all license exceptions related to any activity governed by any International Trade Laws and Regulations and including authorizations (whether licenses, approvals, license exceptions or license exemptions) (collectively, “Trade Authorizations”), required for the (i) import, export, or re-export of products, services, software, and technologies; (ii) releases of technologies and software to non-U.S. nationals whether located in the United States or abroad; and (iii) transactions with foreign persons;

(b)    The Business has not received written notice of any pending or threatened actions against or investigations or inquiries by any Governmental Entity with respect to International Trade Laws and Regulations;

(c)    To the Knowledge of Seller, there are no existing actions, conditions, or circumstances pertaining to the Business that may give rise to any future claims with respect to International Trade Laws and Regulations.

Section 3.23.    Material Relationships.

(a)    Schedule 3.23(a) sets forth a list of the top twenty (20) customers of the Business by dollar amount of revenue generated from such customers during the fiscal year ended December 31, 2020 and the ten (10)-month period ended October 31, 2021 (collectively, the “Material Customers”).

(b)    Schedule 3.23(b) sets forth a list of the top twenty (20) vendors of the Business by dollar amount of total payments by the Company and its Subsidiaries during the fiscal year ended December 31, 2020 and the ten (10)-month period ended October 31, 2021 (collectively, the “Material Providers”).

(c)    Other than the effects of and measures taken in response to COVID-19, no such Material Customer or Material Provider has either (i) cancelled, terminated or otherwise adversely altered (including reductions in the rate or amount of sales, change in credit, supply, payment or pricing terms) such relationship or (ii) to the Knowledge of Seller intends to (1) cancel, terminate or otherwise materially alter such relationship or commence any action against the Seller or (2) stop, interrupt, suspend or materially alter (including any decrease in the rate or amount of, or material change in the credit, supply, purchase, payment or price terms with respect to) purchasing or supplying products or services from or to the Business or otherwise stop, interrupt, suspend or materially alter its relationship with the Business, in each case as of the date hereof and on the Closing Date.

Section 3.24.    Exclusivity. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS Article 3, THE ANCILLARY AGREEMENTS, AND ANY OTHER DOCUMENT DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE. SELLER HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to: (a) any projections, estimates or budgets delivered to Buyer or its Representatives before or after the date of this Agreement; or (b) without in any way amending, modifying or waiving the express representations and warranties contained in this Article 3, any confidential information presentation, management presentation, or other information or documents (financial or otherwise) delivered to Buyer or its Representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contain in this Article 4 are true and correct as of the date hereof and as of the Closing Date.

Section 4.1.    Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana and has the requisite power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have, when aggregated with all other such failures, materially and adversely affect Buyer’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or prevent the consummation of the transactions contemplated hereby and thereby.

Section 4.2.    Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and has all necessary power and authority to execute and deliver the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the execution and delivery by Buyer of the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer (or its equity holders) is necessary to authorize the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

Section 4.3.    Consents and Approvals; No Violations.

(a)    No Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by Buyer for the execution and delivery by Buyer of this Agreement, the execution and delivery by Buyer of the Ancillary Agreements to which it is a party or the consummation Buyer of the transactions contemplated hereby or thereby.

(b)    The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the organizational or governing documents of Buyer; (ii) conflict with or result in a violation or breach of any Law applicable Buyer or any of its properties or assets; or (iii) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract to which Buyer is a party, or by which Buyer or any of its properties or assets is bound.

Section 4.4.    Financing. Buyer has the financial capability under its existing credit facility with JP Morgan/Chase to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price, any other amounts required to be paid by the Buyer or its Affiliates under this Agreement or in connection with the consummation of the transactions contemplated hereby and the payment of related fees and expenses. The Buyer acknowledges that it is not a condition to the Closing or any of its obligations under this Agreement that the Buyer obtain any separate financing with respect to any of the transactions contemplated hereby.

Section 4.5.    Litigation. There are no actions, suits, proceedings, Orders or investigations pending or, to the Buyer’s knowledge, threatened against the Buyer, at law or in equity, or before or by any Governmental Entity, which would materially and adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.6.    Brokers. Neither Buyer nor any of its Affiliates, nor any of their respective officers or directors on behalf of Buyer or any of their respective Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any liability for Seller for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.7.    Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE 5

COVENANTS

Section 5.1.    Cooperation.

(a)    Each Seller and Buyer shall use reasonable best efforts to cause the Closing to occur on or prior to January 21, 2022.

(b)    From the date hereof until the Closing Date, upon the terms and subject to the conditions of this Agreement, each Buyer and Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (including the satisfaction, but not the waiver, of any of the conditions set forth in Article 6 and Article 7, and subject to any applicable Laws) to consummate and make effective the sale, conveyance, assignment, transfer and delivery of the Transferred Assets and the other transactions contemplated in this Agreement. Without limiting the generality of the foregoing:

(i)    each of the Parties will (and Seller will cause each of its Affiliates to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of any third party required for Closing at least two (2) Business Days before the Closing Date;

(ii)    Seller and its Affiliates shall use reasonable best efforts to assist Buyer in obtaining the title commitments and title policies in form and substance as set forth in Exhibit F of this Agreement, within the time periods set forth therein, including removing from title any Liens that are not Permitted Liens, and shall provide the title company with any affidavits, memoranda or other assurances reasonably requested by the title company to issue the title policies;

(iii)    Representatives of Seller shall use reasonable commercial efforts to (1) prepare the applicable Business data for transfer to Buyer as part of the Services (as defined in the Transition Services Agreement), including through the creation of an “Oracle entity” or an “Oracle location” to so facilitate such transfer of data to Buyer after Closing and (2) otherwise prepare for the provision of Services by Seller under the Transition Services Agreement; and

(iv)    to the extent the Seller or the Buyer or any of their respective Affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after consultation with the other parties, an appropriate response in compliance with such request.

(c)     Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Article 3 and Article 4 above. No disclosure by any Party pursuant to this Section 5.1(c), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 5.2.    Conduct of Business. From the date hereof until the Closing Date, Seller shall use its customary, commercially reasonably efforts to operate the Business in the Ordinary Course of Business, including with respect to its operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees, and Seller shall not take any action, or enter into any transaction with respect to the Business that is outside the Ordinary Course of Business that could reasonably be anticipated as having an adverse impact to the Business. Without limiting the generality of the foregoing, the Seller shall, unless the Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as described in Schedule 5.2 of the Disclosure Schedule, or as otherwise specifically contemplated by this Agreement:

(a)    operate the Business only in the Ordinary Course of Business (including with respect to the collection of receivables, the payment of payables and the making of capital expenditures);

(b)    maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and not make any material change to any of its accounting principles, except as required by GAAP;

(c)    maintain its properties, equipment and other assets operated or used in the Business in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)    pay its debts, Taxes and other obligations in the Ordinary Course of Business;

(e)    not transfer any material assets used in the Business (other than sales of inventory in the Ordinary Course of Business); and

(f)    not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (e);

provided, however, that this Section 5.2 shall not be construed to prohibit (i) any payments to Affiliates or third parties in the Ordinary Course of Business or (ii) performance of or actions taken in respect of the Excluded Liabilities or Excluded Assets.

Section 5.3.    Access to Information. From and after the date hereof until the Closing Date, the Seller shall, (i) subject to and in compliance with any obligations of confidentiality, access or non-disclosure provided by applicable Law or contained in any Contracts to which the Seller or its Affiliates is a party or by which the Seller or its Affiliates is bound, provide the Buyer and its accountants, employees, attorneys and other representatives reasonable access to, and permit such Persons to review, during normal business hours and upon reasonable prior written request, the books, Contracts, accounts, records and files with respect to the Business, and (ii) provide such other information to the Buyer and its representatives as they may reasonably request, in each case, which (a) is reasonably necessary to assist the Buyer with integration and transition planning in connection with the transactions contemplated hereby, (b) relates primarily to the Transferred Assets and Assumed Liabilities and (c) is not inconsistent with applicable Law. Notwithstanding the foregoing, the Buyer acknowledges that neither the Seller nor any of its Affiliates shall be obligated to provide to the Buyer any documents or information that are protected by the attorney-client privilege or work product doctrines as determined in the Seller’s reasonable discretion. All requests for information (including discussions with any third party, including Seller’s customers) shall be arranged through Seller’s investment banker, Robert W. Baird & Co.

Section 5.4.    Publicity.

(a)    Subject to Section 5.7(c), so long as this Agreement is in effect, none of Buyer, Seller or any of their respective Affiliates shall issue or cause the publication of any press release or other public or industry announcement, statement or acknowledgment with respect to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, except (i) pursuant to Section 5.7(c) or (ii) as may be required by any applicable Law or any applicable rules and regulations of any national securities exchange, stock market or Governmental Entity, in which case the party required to make the announcement, statement or acknowledgment shall allow the other party reasonable time to comment on such announcement, statement or acknowledgment in advance of such issuance.

(b)    Seller and Buyer shall, and shall cause their respective Affiliates to, and each shall instruct its and their respective Representatives to, hold in confidence the existence of this Agreement, the Ancillary Agreements, and the terms hereof and thereof, and each such Person shall not disclose any such information to any other Person; provided, however, that each such Person may disclose any such information: (i) that as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by such Person, any of its Affiliates or any of its or their respective Representatives of their respective obligations under this Section 5.4(b); (ii) to its tax, accounting or legal Representatives who have a need to know such information and are informed of the confidential nature of such information; (iii) as required by applicable Law, by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person; or (iv) with Seller’s and Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned

Section 5.5.    Further Assurances; Additional Agreements.

(a)    From time to time after the Closing, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, and shall provide, or cause to be provided, all such further or other cooperation, in each case as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement, including, as required, to transfer or obtain Permits or provide regulatory notices or such further assurances of Lumos with respect to the TLA. Each party shall bear its own costs and expenses in compliance with this Section 5.5(a) (without waiving rights to indemnification under Article 9 below).

(b)    After the Closing, Seller shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property (including material correspondence) that Seller may receive in respect of any Accounts Receivable, deposits, prepaid expenses, bill for services or other item that constitutes part of the Transferred Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property (including material correspondence) that Buyer may receive in respect of any deposit, prepaid expense, bill for services or other item that constitutes part of the Excluded Assets or relates to the Excluded Liabilities.

(c)    To the extent not completed by Closing, Seller shall use commercially reasonable efforts after Closing to record with the intellectual property office in each corresponding country a suitable assignment reflecting the June 24, 2019 assignment from Brunswick Corporation to Seller of each item of the Owned Intellectual Property listed in Schedule 2.1(c)(i) to the extent not recorded in the name of Seller. Seller shall deliver to Buyer a copy of each such recorded assignment and evidence of its successful recordation with the intellectual property office in each country. Seller shall bear its own costs and expenses in completing this Section 5.5(c).

(d)    Promptly after Closing, (i) Seller and any Affiliate of Seller’s right to use the name “Brunswick Billiards” or derivations thereof as an assumed name or otherwise shall cease and each shall file a termination of such assumed name with the applicable Governmental Entity in a form reasonably acceptable to Buyer; and (ii) Seller shall cooperate with Buyer in Buyer’s efforts to make assumed name filing with respect to the trade name “Brunswick Billiards” and in connection with the assignment of vehicle titles included as a Transferred Asset.

Section 5.6.    Non-Competition; Non-Solicitation; Non-Disparagement.

(a)    Seller agrees that, commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date, Seller shall not own, manage, operate or otherwise engage in any business that actually and directly competes with the Business as currently conducted anywhere in the world (together, a “Competing Business”); provided, however that nothing in this Section 5.6(a) shall preclude Seller from owning up to three percent (3%) of any publicly traded Person engaged in a Competing Business.

(b)    For a period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date, Seller shall not solicit or hire any Hired Employee or any other employee of Buyer and its Affiliates with whom Seller has come into contact during the negotiation and consummation of the transactions contemplated herein, or encourage any Hired Employee or any other employee of Buyer and its Affiliates to leave such employment or hire any Hired Employee or any other employee of Buyer and its Affiliates who has left such employment; provided, however, that nothing in this Section 5.6(b) shall prevent Seller from hiring any employee whose employment has been terminated by Buyer or any of its Affiliates for a period of at least sixty (60) days prior to such solicitation or hiring or who responds to a general mass solicitation of employment not specifically directed to the Hired Employees or any other employees of Buyer and its Affiliates.

(c)    Each of Seller and Buyer agrees that it will not, and will cause its Affiliates not to, make or publish, verbally or in writing, any statements concerning the other party or any of its Affiliates or any of their respective Representatives which statements are or reasonably may be construed as being injurious or inimical to the best interests of the other party or any of its Affiliates or any of their respective Representatives, including statements alleging that the other party or any of its Affiliates or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Entity (including communications made in the course of any governmental investigation) or in the event of any Proceeding under this Agreement. For the avoidance of doubt, the requirements of this Section 5.6(c) shall only apply to employees of Seller, Buyer, and their respective Affiliates, while such employees remain employed by Seller, Buyer or any applicable Affiliate of either of them, and only while any such employee is acting in his or her official capacity.

(d)    Each of Seller and Buyer acknowledges that the restrictions contained in this Section 5.6 (i) are reasonable and necessary to protect the legitimate interests of the other party and (ii) constitute a material inducement to each party to enter into this Agreement and consummate the transactions contemplated hereby. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.7.    Confidentiality.

(a)    From and after the date hereof: (i) Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Buyer, any of its Affiliates, the Business or the Transferred Assets (collectively, “Buyer Confidential Information”), except that Seller shall not have any obligation under this Section 5.7 with respect to any Buyer Confidential Information that (A) as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by Seller, any of its Affiliates or any of its or their respective Representatives of their respective obligations under this Section 5.7, or (B) is provided to Seller or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer or any of its Affiliates; and (ii) Buyer shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, hold in confidence any and all confidential proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Seller, any of its Affiliates, the Excluded Business or any other business of Seller (collectively, “Seller Confidential Information”), except that Buyer shall not have any obligation under this Section 5.7 with respect to any Seller Confidential Information that (A) as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by Buyer, any of its Affiliates or any of its or their respective Representatives of their respective obligations under this Section 5.7, or (B) is provided to Buyer or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Seller or any of its Affiliates.

(b)    Notwithstanding the foregoing, no party shall be in breach of this Section 5.7 as a result of any disclosure of Buyer Confidential Information or Seller Confidential Information, as applicable, that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such party; provided, however, that such party shall give advance notice of such compelled disclosure to the other party, and shall cooperate with the other party in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that such party shall disclose only that portion of such Buyer Confidential Information or Seller Confidential Information, as applicable, which such party is advised by its counsel is legally required to be disclosed.

(c)    For the avoidance of doubt, the Seller acknowledges that, under applicable securities Laws and regulations, the signing of this Agreement will require Buyer to file a Form 8-K under Item 1.01 thereof (and Seller agrees not to publicly disclose the transactions hereunder until Buyer has filed such Form 8-K), and the closing of the transactions contemplated hereby will require that Buyer file a Form 8-K under Item 2.01 thereof. Seller also acknowledges that Buyer will issue a press release with respect to both the signing of this Agreement (in the form attached hereto as Exhibit H) and the Closing (which Closing press release shall be shared with Seller prior to its release for Seller’s reasonable review and comment), each on the date of such event or within a few days thereafter. Except as provided in the immediately preceding sentences, neither Buyer nor Seller may issue any press release or public announcement regarding the transactions contemplated hereunder without the prior written consent of the other party hereto, such consent not to be unreasonably conditioned, withheld or delayed.

Section 5.8.    Employment Matters.

(a)    Before the Closing, Buyer offered employment to all Business Employees in the United States, commencing immediately after the Closing (other than the Business Employees set forth on Schedule 5.8(a) of the Disclosure Schedule) on terms (which terms include annual salary, bonus, benefits and other compensation) that are substantially similar in the aggregate to those in place with respect to such Hired Employees immediately prior to the Closing. Buyer covenants that, for a period of one (1) year post-Closing, Buyer shall not materially change the terms of employment for any Hired Employee in a manner that adversely effects such Hired Employee.

(b)    Buyer will provide the Hired Employees the right to participate in employee benefit plans, programs and arrangements as maintained by Buyer or any Affiliate of Buyer from time to time (the “Buyer Employee Benefit Plans”) on the same basis and upon the same terms, conditions and limitations as employees of Buyer similarly situated, including recognition of such Hired Employees’ status as new hires, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or requirements of applicable Law. All matters of eligibility for coverage or benefits under any Buyer Employee Benefit Plan shall be determined in accordance with the provisions of such Buyer Employee Benefit Plan.

(c)    For notices and payments related to events occurring prior to or on the Closing, Seller shall be responsible for any notices required to be given to Business Employees pursuant to any applicable Laws, including the WARN Act, COBRA, ERISA, the Affordable Care Act and/or Section 402(f) of the Code, and for any payments or benefits required pursuant to such Laws or on account of violation of any requirement of such Laws. For notices and payments related to events occurring after the Closing, Buyer shall be responsible for any notices required to be given to any Hired Employees pursuant to any applicable Laws, including the WARN Act, COBRA, ERISA, the Affordable Care Act and/or Section 402(f) of the Code, and for any payments or benefits required pursuant to such Laws or on account of violation of any requirement of such Laws.

(d)    Any claims of Business Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, disability benefits or other welfare benefits (“Welfare Benefits”) that are incurred on or prior to the Closing Date will be the responsibility of Seller and the applicable Employee Plan, and the resulting Liabilities will constitute Excluded Liabilities. Any claims of Hired Employees and their eligible beneficiaries and dependents for Welfare Benefits that are incurred after the Closing Date will be the responsibility of Buyer to the extent provided under the provisions of the applicable Buyer Employee Benefit Plan. Notwithstanding Section 5.8(b), to the extent that any Hired Employee participates in any Buyer Employee Benefit Plan that is health or other group welfare benefit plan following the Closing Date, Buyer shall use reasonable commercial efforts (i) to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any such Buyer Employee Benefit Plan to be waived with respect to the Hired Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Hired Employee participated immediately prior to the Closing Date; and (ii) to cause any deductibles and co-pays paid by any such Hired Employee under any Employee Plan in the plan year in which the Closing Date occurs shall be credited towards deductibles and co-pays under the corresponding Buyer Employee Benefit Plan.

(e)    After the Closing, Buyer shall be solely responsible for all claims, costs, charges, Liabilities, and termination and severance benefits (if any), of any nature incurred with respect to the employment or termination of any Hired Employee where the events or conditions underlying such claims, costs, charges, Liabilities and benefits occur after the Closing, provided, however, that in no event shall Buyer or any of its Affiliates be responsible for any Excluded Liabilities.

Section 5.9.    Cessation of Operations. Seller shall cease operations of the Business at the Bristol Facility at 12:00 AM Central Time on the Closing Date.

Section 5.10.    Mutual Commercial Cooperation. From and following the Closing and for a period of three (3) years thereafter, each of Seller and Buyer shall use their commercially reasonable efforts to promote, encourage and facilitate the sale of the other party’s products to its customers (including the Business’s customer Costco Wholesale Corporation with respect to the Seller’s non-Business fitness equipment and the Seller’s fitness customers (including the U.S. military) with respect to the products of the Business).

Section 5.11.    Wrong Pockets. From and after the Closing, if (a) the Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any of the other Transferred Asset, the Seller or its Affiliates shall within five (5) Business Days remit such funds to Buyer, or (b) Buyer or any of its Affiliates receives or collects any funds relating to an Excluded Asset, Buyer or its Affiliates shall within five (5) Business Days remit such funds to the Seller.

Section 5.12.    Employee Leasing. If mutually determined prudent prior to Closing (including in order to prevent a delay to Closing due to any employee on-boarding issues), Buyer and Seller shall enter into a commercially reasonable employee leasing agreement, which agreement shall lease a select number of Seller employees to Buyer for a reasonable period.

Section 5.13.    Integration Calls. From January 4, 2022, until the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Article 8, each of Buyer and Seller shall cause its appropriate business personnel and counsel (if appropriate) to participate in no less than one (1) telephone call each Business Day during normal business hours to facilitate Buyer’s integration process and the timely fulfillment of Closing conditions.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligation of the Buyer to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver in writing by the Buyer) of the following conditions at or prior to the Closing:

Section 6.1.    Accuracy of Representations and Warranties. Other than the Seller Specified Representations (which shall be true and correct in all respects), each of the representations and warranties of the Seller contained in Article 3 shall be true and correct, subject to immaterial breaches which do not affect the ordinary operations of the Business, on and as of the Closing Date, in each case as if made on and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).

Section 6.2.    Performance of Covenants. The Seller shall have performed and complied in all material respects with the covenants and obligations contained in this Agreement required to be performed or complied with by it at or prior to the Closing.

Section 6.3.    No Order. On the Closing Date, no Proceeding against Buyer shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction where an injunction, judgment, order, decree or ruling is sought by the complaining party which seeks to prevent consummation of any of the transactions contemplated by this Agreement or could reasonably cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be actually in effect as of Closing.

Section 6.4.    Seller’s Certification. Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1 through 6.3 have been satisfied in all respects and that, to Knowledge of the Buyer, since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 6.5.    Closing Deliveries. The Buyer shall have received the items to be delivered by the Seller pursuant to Section 2.7(a).

Notwithstanding the foregoing, the Buyer may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure (i) resulted from an action or inaction on the part of the Seller or its Affiliates requested or consented to by the Buyer or (ii) was caused by the failure of the Buyer to act in good faith or comply with its obligations under this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

The obligation of the Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver in writing by the Seller) of the following conditions at or prior to the Closing:

Section 7.1.    Accuracy of Representations and Warranties. Other than the Buyer Specified Representations (which shall be true and correct in all respects), each of the representations and warranties of the Buyer contained in Article 4 shall be true and correct, subject to immaterial breaches which do not affect Buyer’s ability to consummate the transactions contemplated hereunder, on and as of the Closing Date, in each case as if made on and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).

Section 7.2.    Performance of Covenants. The Buyer shall have performed and complied in all material respects with the covenants and obligations contained in this Agreement required to be performed or complied with by it at or prior to the Closing.

Section 7.3.    No Order. On the Closing Date, no Proceeding against Seller shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction where an injunction, judgment, order, decree or ruling is sought by the complaining party which seeks to prevent consummation of any of the transactions contemplated by this Agreement or could reasonably cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be actually in effect as of Closing.

Section 7.4.    Buyer’s Certification. Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 7.1 through 7.3 have been satisfied in all respects and that, to Knowledge of the Buyer, since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 7.5.    Closing Deliveries. The Seller shall have received all of the items to be delivered by the Buyer pursuant to Section 2.7(b).

Notwithstanding the foregoing, the Seller may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure (i) resulted from an action or inaction on the part of the Buyer or its Affiliates requested or consented to by the Seller or (ii) was caused by the failure of the Seller to act in good faith or comply with its obligations under this Agreement.

ARTICLE 8

TERMINATION

Section 8.1.    Termination of Agreement. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing only as follows:

(a)    Mutual Consent. By mutual written consent of the Seller and the Buyer;

(b)    Material Breach. By written notice from either the Seller or the Buyer, as the case may be, to the other party if the non-terminating party is in breach of any representation, warranty or covenant of such non-terminating party in this Agreement such that the conditions of such non-terminating party set forth in Article 6 or 7, as applicable, would not be satisfied, and such breach has continued until the earlier to occur of (x) five (5) days after delivery of written notice by the terminating party to such non-terminating party specifying such breach or (y) one (1) Business Day prior to the date set forth in Section 8.1(d); provided, however, that the terminating party is not then in breach of this Agreement such that its conditions set forth in Article 6 or 7, as applicable, cannot be satisfied;

(c)    Insolvency. By written notice from either the Seller or the Buyer, as the case may be, to the other party if, at any time prior to the Closing, the non-terminating party makes an assignment for the benefit of creditors, has any part of its properties or assets subjected to seizure, attachment or foreclosure, files a voluntary petition in bankruptcy or has an involuntary bankruptcy petition filed against it;

(d)    Failure to Close. By the Seller or the Buyer, if at any time after the expiration of two (2) Business Days from the scheduled date of the Closing fixed in accordance with Section 2.6 the conditions to the obligations of the other party to consummate the transactions contemplated hereby (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing) shall have been satisfied, but the other party shall have failed or refused to consummate such transactions;

(e)    Expiration Date. By written notice from either the Seller or the Buyer to the other party if the Closing shall not have occurred prior to the 5:00 p.m. Chicago, Illinois time on February 22, 2022 (which date may be extended by the mutual written agreement of the Seller and the Buyer); provided, however, that a party may not terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Closing to occur on or before such date is attributable in whole or in any substantial part to the breach by such party of any covenant or obligation of such party contained in this Agreement; and provided further, that in the case of termination by the Buyer, evidence satisfactory to the Seller shall have been delivered that the Buyer would have been able to make delivery and payment of the Closing Purchase Price had the Seller satisfied all of the conditions set forth in Article 6 and had the Closing occurred on or prior to such date; or

(f)    Consummation Prohibited. By written notice from either the Seller or the Buyer to the other party if consummation of the transactions contemplated hereby would violate any non-appealable final Order of a Governmental Entity having competent jurisdiction.

Section 8.2.    Effects of Termination.

(a)    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties to this Agreement shall terminate without further liability of any party to another, except that this Section 8.2, Section 5.7 and Article 11 shall survive any termination; provided, however, that nothing herein shall relieve a breaching or defaulting party for liability arising from any breach or default by it that take place prior to the date of termination of this Agreement.

(b)    If this Agreement is terminated for any reason, each party shall return or cause to be returned to the other party all Buyer Confidential Information and Seller Confidential Information, as applicable, and all other documents, materials and records (including records in electronic form) obtained from such other party or such other party’s Affiliates or any other Person acting on such other party’s behalf in connection with the transactions contemplated hereby and will continue to keep confidential and not use or disclose any information not returned because it is not included or reflected in any documents, materials or records.

ARTICLE 9

SURVIVAL AND INDEMNIFICATION

Section 9.1.    Survival of Representations and Covenants.

(a)    Subject to Section 9.1(b), Section 9.1(c), Section 9.1(d), and Section 9.1(e), the representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date (the “General Survival Date”).

(b)    Subject to Section 9.1(e) and notwithstanding anything to the contrary contained in Section 9.1(a), the Seller Specified Representations shall survive for the sixty (60) month period from the Closing Date.

(c)    Subject to Section 9.1(e) and notwithstanding anything to the contrary contained in Section 9.1(a), the Buyer Specified Representations shall survive for the sixty (60) month period from the Closing Date.

(d)    Subject to Section 9.1(e) and notwithstanding anything to the contrary contained in Section 9.1(a), the Seller Environmental Representations shall survive for the thirty-six (36) month period from the Closing Date.

(e)    All covenants and agreements of the parties hereto contained herein which require action or inaction after the Closing shall survive the Closing for the period of limitations provided for under applicable Law for a breach of contract.

(f)    The limitations set forth in Section 9.1(a), Section 9.1(b), Section 9.1(c) and Section 9.1(d) shall not apply in the event of fraud.

Section 9.2.    Indemnification by Seller. From and after the Closing (but subject to the limitations set forth in this Article 9), Seller shall hold harmless and indemnify each of the Buyer Indemnitees from and against any Damages which are suffered or incurred by any of the Buyer Indemnitees which result from:

(a)    a breach of any representation or warranty made by Seller in this Agreement;

(b)    a breach of any covenant or other obligation of or to be performed by Seller in this Agreement; and

(c)    any Excluded Liability.

Section 9.3.    Indemnification by Buyer. From and after the Closing (but subject to the limitations set forth in this Article 9), Buyer shall hold harmless and indemnify each of the Seller Indemnitees from and against any Damages which are suffered or incurred by any of the Seller Indemnitees which result from:

(a)    any breach of any representation or warranty made by Buyer in this Agreement;

(b)    any breach of any covenant or other obligation of or to be performed by Buyer in this Agreement; and

(c)    any Assumed Liability.

Section 9.4.    Limitations.

(a)    Basket.

(i)    Seller shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise directly or indirectly become subject, exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Deductible”) in the aggregate. Once the total amount of such Damages exceeds the Deductible, then the Buyer Indemnitees shall be entitled to be indemnified and held harmless against Damages in excess of the Deductible, subject to the other limitations set forth herein.

(ii)    The limitation set forth in Section 9.4(a)(i) shall not apply (and shall not limit the indemnification or other obligations of Seller) in the event of fraud, or with respect to any claim to the extent covered by the title insurance policy to be provided pursuant to Exhibit F with respect to the Owned Real Properties.

(b)    Liability Cap for Breaches of Representations and Warranties. (i) under Section 9.2(a) with respect to inaccuracies in or breaches of the representations and warranties (other than Seller Specified Representations or the Seller Environmental Representation) shall be limited to an aggregate amount equal to Escrow Amount (the “General Cap”); or (ii) under Section 9.2(a) with respect to inaccuracies in or breaches of Seller Specified Representations and the Seller Environmental Representation shall be limited to an aggregate amount equal to Six Million Four Hundred Thousand Dollars and 00/100 ($6,400,000.00) (the “Ultimate Cap”).

(c)    Insurance. If any Damages sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person, such Indemnified Party shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Damages under this Article 9, the payment under this Article 9 with respect to such Damages shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments, less reasonable out-of-pocket expenses incurred in connection with such recovery. If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified with respect to some or all of such Damages and such process or indemnity, contribution or similar payment would constitute duplicative recovery, such Indemnified Party shall pay to the applicable Indemnitor the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable out-of-pocket expenses incurred in connection with such recovery, up to the aggregate amount paid by the Indemnitor to the applicable Indemnified Party with respect to such Damages.

(d)    Qualifications. For purposes of Section 9.2 and Section 9.3, with respect to each representation and warranty contained in this Agreement that is subject to a “materiality,” “material,” “in all material respects” or similar qualification, any such qualification shall be disregarded for purposes of determining (i) whether a breach of, or inaccuracy in, such representation or warranty has occurred and (ii) the amount of any Damages that is subject to indemnification hereunder.

Section 9.5.    Express Representations. Each party agrees that an Indemnified Party’s rights to indemnification contained in this Article 9 relating to the representations, warranties, covenants and obligations of a party are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnified Party with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnified Party shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any Indemnified Party or any of its Representatives, regardless of whether obtained through any investigation by any Indemnified Party or any Representative of any Indemnified Party or through disclosure by the Indemnitor or any other Person (other than by specific inclusion in the Disclosure Schedule), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement. The Indemnified Party understands, acknowledges and agrees that (i) it has not relied on the omission or absence of any information in its evaluation of the transactions contemplated hereby, (ii) it has relied solely and exclusively on the representations and warranties of the Indemnitor expressly and specifically set forth in Article 3 or Article 4 of this Agreement, as applicable, (iii) such representations and warranties by the Indemnitor specifically set forth in Article 3 or Article 4 of this Agreement, as applicable, constitute the sole and exclusive representations and warranties of the Indemnitor to the Indemnified Party in connection with this Agreement and the transactions contemplated by this Agreement and the Indemnitor has not made and is not making any representations or warranties whatsoever, express or implied, except as provided in Article 3 or Article 4 of this Agreement, as applicable and (iv) all other representations and warranties of any kind or nature, whether express or implied, oral or written, except to the extent and as expressly and specifically covered by a representation and warranty made by the Indemnitor set forth in Article 3 or Article 4 of this Agreement, as applicable, are not and have not been relied upon by the Indemnified Party and are expressly and specifically disclaimed and shall not form the basis of any claim by the Indemnified Party for breach of representation or warranty, an extra-contractual claim or otherwise, and none of the Indemnitor, or any of the Indemnitor’s Affiliates or any other Person will have or be subject to any liability to the Indemnified Party or any other Person with respect thereto.

Section 9.6.    Indemnification Claim Procedure.

(a)    Third-Party Claims. The party making a claim under this Article 9 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article 9 is referred to as the “Indemnitor”. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor is actually and materially prejudiced by reason of such failure. Such notice by the Indemnified Party (the “Third-Party Claim Notice”) shall describe the Third-Party Claim in reasonable detail, shall include copies of all written evidence thereof and all correspondence from or to such third party (or its Representatives) related to the matter giving rise to such Third-Party Claim (provided, that any confidential or privileged materials shall not be required to be disclosed by the Indemnified Party other than as needed for the defense of the Third-Party Claim, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnified Party with respect to such information) and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been sustained by the Indemnified Party. The Indemnitor shall have the right to participate in or, by giving written notice (the “Election to Defend”) to the Indemnified Party within twenty (20) Business Days after Indemnitor’s receipt of the Third-Party Claim Notice in which the Indemnitor shall acknowledge its indemnification obligations with respect to the Third-Party Claim subject to the terms and conditions of this Article 9 to the extent such Third-Party Claim is proved to be valid, to assume and control the defense of any Third-Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, which shall be reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnitor shall not be permitted to assume the defense of a Third-Party Claim if the matter that is the subject of the Third-Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnified Party or any of its Affiliates. In the event that the Indemnitor assumes the defense of any Third-Party Claim, subject to Section 9.6(b): (i) it shall have the right to take such action as, in its reasonable and good faith business judgment, it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; and (ii) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. If the Indemnitor chooses not to defend any Third-Party Claim by failure to deliver on a timely basis the Election to Defend or is otherwise not entitled to defend any Third-Party Claim, the Indemnified Party may defend against such Third-Party Claim and, subject to Section 9.6(b), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim in any manner it may deem appropriate, and thereafter seek indemnification pursuant to this Article 9 for Damages resulting from such Third-Party Claim. In addition, if the Indemnitor has assumed defense of the Third-Party Claim and if a potential or actual conflict of interest shall exist, then the Indemnified Party shall be entitled to retain one separate legal counsel, and to be reimbursed for the reasonable fees and expenses of such counsel. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including reasonable access, upon reasonable advance written notice and on a mutually convenient basis during normal business hours, to personnel and the right to examine and copy any accounts, documents or records, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim (provided, that any confidential or privileged materials shall not be required to be disclosed by the Indemnified Party other than as needed for the defense of the Third-Party Claim, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnified Party with respect to such information).

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnitor nor the Indemnified Party shall enter into settlement of, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise provided in this Section 9.6(b). If the Indemnitor and the applicable third party wish to settle, or consent to the entry of any judgment with respect to, a Third-Party Claim and the proposed settlement or judgment (i) does not include any monetary damages payable by or impose any injunctive or other equitable relief against the Indemnified Party or any restriction on the operations of the Indemnified Party, (ii) does not involve a finding or admission of any violation of any Law, and (iii) also provides, in a form reasonably acceptable to the Indemnified Party, for the unconditional release of the Indemnified Party from all liabilities in connection with such Third-Party Claim, without prejudice, the Indemnitor shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such proposed settlement or judgment within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnitor as to such Third-Party Claim shall not exceed that which would have been payable by Indemnitor hereunder had such proposed settlement or judgment been effected. If the Indemnified Party fails to consent to such proposed settlement or judgment and also fails to continue to contest or defend such Third-Party Claim, the Indemnitor may settle or consent to the entry of any judgment with respect to the Third-Party Claim upon the terms set forth in such proposed settlement or judgment.

(c)    Direct Claims. Any claim by an Indemnified Party on account of any Damages which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor is actually and materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof (provided, that any confidential or privileged materials shall not be required to be disclosed by the Indemnified Party other than as needed for the defense of the Third-Party Claim, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnified Party with respect to such information) and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been sustained by the Indemnified Party. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnitor’s investigation by giving such information and assistance (including reasonable access, upon reasonable advance written notice and on a mutually convenient basis during normal business hours, to personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request (provided, that any confidential or privileged materials shall not be required to be disclosed by the Indemnified Party other than as needed for the defense of the Third-Party Claim, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnified Party with respect to such information). If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.7.    Exclusive Remedy. Except: (a) for equitable relief, to which any party hereto may be entitled pursuant to this Agreement and (b) for Damages resulting from fraud, after the Closing the indemnification provided in this Article 9 shall be the sole and exclusive remedy of the parties for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty or covenant contained herein shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 9.8.    Manner of Payment.

(a)    Upon a final determination of an indemnification claim made by the Indemnified Party, whether such final determination is by reason of (i) the mutual agreement of the Indemnifying Party and the Indemnitor or (ii) a final judgment of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed (each a “Final Determination”), then the amount of the Damages stated in such claim or otherwise agreed upon or awarded, and due and payable by the Indemnitor, shall be paid by the Indemnitor within ten (10) Business Days after the date of such Final Determination.

(b)    Any amounts owing to the Buyer Indemnitees pursuant to Section 9.2(a) shall be recoverable in the following order of priority: (i) first, from the Escrow Account to the extent available; then (ii) second, from Seller.

(c)    Within five (5) Business Days after the General Survival Date, the Seller and the Buyer shall deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to pay by wire transfer of immediately available funds to the Seller the then remaining balance of the Escrow Account minus the aggregate amount of all Damages under each unresolved claim made in accordance with Section 9.6 of this Agreement that remains outstanding and unresolved as of the General Survival Date.

Section 9.9.    Characterization of Indemnity Payments. Except as otherwise required by applicable Law, any payment made pursuant to this Article 9 shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

Section 9.10.    No Duplication. Any Damages for which any Person is entitled to indemnification under this Article 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty or covenant. No Person shall be entitled to indemnification under this Agreement for any Damages arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Damages incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) if such Damages would constitute a duplicative payment of any amount that is included as a Current Liability in the Closing Net Working Capital as provided in Article 2.

ARTICLE 10

TAX MATTERS

Section 10.1.    Transfer Taxes. Except as provided in Exhibit F (with respect to the Owned Real Properties): (a) all transfer, documentary, value added sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) resulting from the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne fifty percent (50%) by the Seller and the remaining fifty percent (50%) by Buyer, (b)  Seller shall (at its own expense) file any required Transfer Tax filings, provided that (i) Buyer shall have the right to review any material Transfer Tax filings and no such material Transfer Tax filings shall be filed without the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) Buyer shall join in any such filing if required by applicable Law. Each of Buyer and Seller shall also provide the other with any exemption certificate or its equivalent to support any reasonable exemption from sales taxes claimed in respect of the Transferred Assets. For the avoidance of doubt, in the event of a conflict between this Section 10.1 and the provisions of Exhibit F, the provisions of Exhibit F shall control.

Section 10.2.    Cooperation. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, and their Affiliates’ respective officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records reasonably necessary in connection with the required payment of Taxes imposed on or attributable to the Business or any Transferred Asset and in resolving all disputes and audits with respect to all taxable periods relating to Taxes Relating to the Business or a Transferred Asset. Each of Buyer and Seller recognize that the other may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer and Seller each agree to allow the other party and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

Section 10.3.    Bulk Sales Laws. Notwithstanding anything to the contrary herein (including any provision that is intended to override any conflicting provisions), the parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer; it being understood that any Liabilities arising out of the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Excluded Liabilities shall be treated as Excluded Liabilities.

Section 10.4.    Tax Refunds and Credits. All refunds and credits of Taxes which are Excluded Assets or Excluded Liabilities or which otherwise relate to a taxable period or portion thereof ending on or prior to the Closing Date shall be for the benefit of Seller, and Buyer shall (and shall cause its Affiliates to) promptly (but no later than five (5) days after receipt or availability thereof) pay to Seller the amount of any such refund or credit (net of any reasonable costs or expenses directly attributable thereof) that is received by Buyer (or any of its Affiliates), in immediately available funds.

Section 10.5.    Nondisclosure. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to disclose or otherwise make available to any Person any income Tax Returns of Seller or any such Affiliate, including any income Tax Return relating to any affiliated or similar group of which Seller or such Affiliate is or was a member.

Section 10.6.    Hired Employees. As and to the extent applicable, the parties hereto shall follow the “standard” procedure of Internal Revenue Service Revenue Procedure 2004-53 (2004-2 C.B. 320) in respect of any Hired Employees.

ARTICLE 11

MISCELLANEOUS

Section 11.1.    Amendment and Waiver. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived only by a written instrument signed by the parties hereto. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

Section 11.2.    Entire Agreement; Third Party Beneficiaries. This Agreement (including the Disclosure Schedule and the other documents and instruments referred to herein) and the Ancillary Agreements: (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement is hereby amended to automatically terminate in its entirety, effective as of the Closing; and (b) except as expressly provided herein, are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies whatsoever. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule and the other documents and instruments referred to herein (other than an exception set forth as such in the Disclosure Schedule with respect to a representation or warranty), the statements in the body of this Agreement will control.

Section 11.3.    Assignment; Binding Effect; No Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party hereto; provided, however, that without such prior written consent Buyer may assign any or all its rights and/or delegate any or all of its obligations under this Agreement or any Ancillary Agreement to any Affiliate of Buyer so long as Buyer is not relieved of any liability or obligations hereunder; provided, further, that without such prior written consent, but subject to at least five (5) Business Days advance written notice, Seller may assign any or all of its rights and/or delegate any or all of its obligations under this Agreement or any Ancillary Agreement to any direct or indirect acquirer (or any Affiliate thereof) of substantially all or all of the assets of the or a majority of the equity of Seller or its parent companies, regardless of the form of the transaction.

Section 11.4.    Specific Performance and Other Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other party, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party or to specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity.

Section 11.5.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.6.    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 11.6, prior to 5:00 p.m., Central Time, on a Business Day; (b) on the first Business Day after the date of transmission, if such notice or communication is sent via facsimile at the facsimile number specified in this Section 11.6 (i) at or after 5:00 p.m., Central Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(A)         if to Seller, to:                      Life Fitness, LLC
10601 Belmont Avenue
Franklin Park, IL 60131
Attention:          Kelly M. Kaiser
Facsimile:          (847) 288-3709
Email:                  Kelly.Kaiser@lifefitness.com

with a copy (which shall not constitute notice) to:

Vedder Price P.C.
222 N. LaSalle St., Suite 2400
Chicago, IL 60601
Attention:         Joseph Kye
Facsimile:         (312) 609-5005
Email:         jkye@vedderprice.com

(B)         if to Buyer, to:                    Indian Industries, Inc.
817 Maxwell Avenue
Evansville, Indiana 47711
Attention:         Stephen Wawrin
Telephone:         (812) 467-4414
Facsimile:         (812) 467-1300
Email: swawrin@escaladesports.com

with a copy (which shall not constitute notice) to:

Burke, Warren, MacKay & Serritella, PC
330 N. Wabash Ave. – Suite 2100
Chicago, IL 60611
Attention:         Francis Emmons
Telephone:         (312) 840-7047
Facsimile:         (312) 840-7900
Email:         femmons@burkelaw.com

Section 11.7.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each party hereto agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the parties’ respective interests and contacts with the State of Delaware.

Section 11.8.    Submission to Jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the Circuit Court of Cook County, Illinois (or, if subject matter jurisdiction in that court is not available, in any appropriate state or federal courts in Cook County in the State of Illinois), that each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts, and each party hereto, for itself and its successors and assigns and in respect to its property, hereby irrevocably submits with regard to any such Proceeding, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party, for itself and its successors and assigns, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) such Proceeding in any such court is brought in an inconvenient forum; (ii) the venue of such Proceeding is improper; and (iii) this Agreement, any of the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 11.9.    Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any Law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). Any capitalized terms used in any schedule (including the Disclosure Schedule) or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in Seller’s industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Time is of the essence in the performance of the parties’ respective obligations under this Agreement. The Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and do not constitute, and shall not be deemed as constituting, representations, warranties or covenants of Seller. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to another representation or warranty herein unless the applicability of such exception is reasonably apparent on the face of such Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The parties intend that each representation, warranty or covenant contained herein shall have independent significance. The mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission or representation that such item represents an exception or a material fact, event or circumstance or an admission of any liability or obligation to any Person or that such item has or would reasonably be expected to have a Material Adverse Effect. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth in the Disclosure Schedules shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or any breach of any Contract. If any party has breached any representation, warranty or covenant contained herein any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has breached will not detract from or mitigate the fact that the parties in breach of the first representation, warranty or covenant. Any document or item will be deemed “delivered,” “provided” or “made available” by the Seller, within the meaning of this Agreement if such document or item is included in the virtual dataroom hosted by Intralinks (Project Shark // ID 11810485) and accessible by Buyer by 9:00 a.m. Eastern Time on the third (3rd) Business Day immediately preceding the date of this Agreement, subject to Buyer’s due diligence requests made during such three (3)-Business Day period.

Section 11.10.    Expenses. Except as otherwise explicitly provided for herein, each of the parties hereto will bear all legal, accounting, and other fees and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Notwithstanding anything otherwise contained herein, Buyer and Seller shall each be responsible for fifty percent (50%) of the costs of the Escrow Account.

Section 11.11.    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

Section 11.12.    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH PROCEEDING; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first set forth above.

SELLER: Life Fitness, LLC

By:	/s/ KELLY KAISER
Name: Kelly Kaiser Title: Vice President, General Counsel and Secretary

BUYER: Indian Industries, Inc. d/b/a Escalade Sports

By:	/s/ STEPHEN R. WAWRIN
Name: Stephen Wawrin Title: Chief Financial Officer